Execution Version MEMBERSHIP INTEREST PURCHASE AGREEMENT by and among Beowulf E&D Holdings Inc., as Seller, TeraCub Inc. as Buyer and TeraWulf Inc. Dated as of May 21, 2025

TABLE OF CONTENTS

		Page
ARTICLE 1 DEFINITIONS AND CONSTRUCTION		1
1.1	Specific Definitions	1
1.2	Construction	12
ARTICLE 2 PURCHASE AND SALE OF MEMBERSHIP INTERESTS		13
2.1	Purchase and Sale	13
2.2	Purchase Price; Payment of Purchase Price	13
2.3	Change of Control Consideration	13
2.4	Withholding	13
ARTICLE 3 CLOSING; CLOSING DELIVERIES		14
3.1	Closing	14
3.2	Buyer's Closing Deliveries	14
3.3	Seller's Closing Deliveries	15
ARTICLE 4 POST-CLOSING PURCHASE PRICE ADJUSTMENT		16
4.1	Adjustment Statement	16
4.2	Review and Dispute	16
4.3	Resolution of Dispute	16
4.4	Accounting Firm	16
4.5	Accounting Firm Determination	16
4.6	Aggregated Adjustments	17
4.7	Downward Adjustment	17
4.8	Upward Adjustment	18
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLER		18
5.1	Organization, Authority, Validity and Non-Contravention	18
5.2	No Adverse Order or Injunctions	19
5.3	Solvency	19
5.4	Third Party Consents	19
5.5	Brokers	19
5.6	Compliance with Laws	19
ARTICLE 6 REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE ACQUIRED COMPANIES		19
6.1	Organization and Authority	19
6.2	Membership Interests	20
6.3	Books and Records	20
6.4	No Order or Injunctions	20

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6.5	Solvency	20
6.6	Litigation	20
6.7	No Conflicts	20
6.8	Acquired Company Assets	21
6.9	Real Property	21
6.10	No Undisclosed Liabilities	22
6.11	Tax Matters	22
6.12	Material Contracts	24
6.13	Legal Compliance	24
6.14	Intellectual Property	25
6.15	Insurance	25
6.16	Employees	25
6.17	Benefit Plans	25
6.18	Financial Statements	27
6.19	No Other Representations and Warranties	28
ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF BUYER AND TERAWULF		28
7.1	Organization, Authority, Validity and Non-Contravention of Buyer	28
7.2	Organization, Authority, Validity and Non-Contravention of TeraWulf	29
7.3	No Adverse Order or Injunctions	29
7.4	Solvency	30
7.5	Third Party Consents	30
7.6	Sufficiency of Funds; Common Stock	30
7.7	Independent Investigation	30
7.8	Brokers	30
7.9	Forward Looking Information	31
7.10	Compliance with Laws	31
7.11	Investment	31
ARTICLE 8 COVENANTS AND AGREEMENTS OF THE PARTIES		31
8.1	Confidential Information	31
8.2	Public Announcements	32
8.3	Books and Records; Post-Closing Access to Certain Information	32
8.4	Privileged Matters	33
8.5	Earnout Consideration; Registration Rights Agreement	34
8.6	Director and Officer Indemnification	34
8.7	Employees; Employee Benefits	35
8.8	Right to use "Beowulf" Name.	36

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8.9	Further Assurances	36
ARTICLE 9 INDEMNIFICATION		37
9.1	Indemnity by Seller	37
9.2	Indemnity by Buyer	37
9.3	Survival	37
9.4	Limitation of Liability	38
9.5	Exclusive Remedy	38
9.6	Indemnification Procedures	39
9.7	Subrogation	40
9.8	Mitigation	40
9.9	Recoveries	40
9.10	Tax Treatment	40
9.11	Buyer and TeraWulf Joint and Several Liability	41
ARTICLE 10 TAX MATTERS		41
10.1	Tax Treatment	41
10.2	Allocation	41
10.3	Tax Returns	42
10.4	Tax Contest	43
10.5	Cooperation	43
10.6	Transfer Taxes	44
10.7	Straddle Periods	44
10.8	Tax Refunds	44
ARTICLE 11 MISCELLANEOUS		45
11.1	Successors and Assigns	45
11.2	Notices	45
11.3	Waiver	46
11.4	Entire Agreement; Amendments; Attachments	46
11.5	Severability	46
11.6	Governing Law; Jurisdiction	46
11.7	Section Headings	47
11.8	Counterparts	47
11.9	No Third Party Beneficiaries	47
11.10	No Joint Venture	47
11.11	Costs	47
11.12	Specific Performance	47

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- iv - Exhibits Exhibit A Form of Assignment of Membership Interests Exhibit B Change of Control Consideration Schedules SCHEDULE A Seller’s Disclosure Schedules: SCHEDULE B Buyer’s Disclosure Schedules: APPENDIX 1 Closing Statement

- 1 - MEMBERSHIP INTEREST PURCHASE AGREEMENT This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of May 21, 2025 (the “Effective Date”), is made by and among Beowulf E&D Holdings Inc., a Delaware corporation (“Seller”), TeraCub Inc., a Delaware corporation (“Buyer”), and TeraWulf Inc. (“TeraWulf”). Buyer, TeraWulf and Seller may each be referred to herein as a “Party”, and collectively as the “Parties”. RECITALS WHEREAS, Beowulf Electricity & Data LLC, a Delaware limited liability company (“Beowulf E&D”) is a subsidiary of Seller and owns certain Assets material to Seller’s business; WHEREAS Beowulf E&D (MD) LLC, a Delaware limited liability company (“Beowulf E&D (MD)”) is a subsidiary of Seller and owns certain Assets material to Seller’s business; WHEREAS, Beowulf E&D (NY) LLC, a Delaware limited liability company (“Beowulf E&D (NY),” and together with Beowulf E&D and Beowulf E&D (MD), the “Acquired Companies” and each individually, an “Acquired Company”) is a subsidiary of Seller and owns certain Assets material to Seller’s business; WHEREAS, Seller owns, beneficially and of record (i) 100% of the issued and outstanding membership interests of Beowulf E&D, (ii) 100% of the issued and outstanding membership interests of Beowulf E&D (MD) and (iii) 100% of the issued and outstanding membership interests of Beowulf E&D (NY) (collectively the “Membership Interests”); and WHEREAS, Seller desires to sell, and Buyer desires to purchase, on the terms and subject to the conditions of this Agreement, all of the Membership Interests. NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated herein, and of the mutual promises and covenants contained in this Agreement, the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows: ARTICLE 1 DEFINITIONS AND CONSTRUCTION 1.1 Specific Definitions. As used in this Agreement, the following terms shall have the meaning ascribed to them below: “Accounting Firm” shall mean a national accounting firm of recognized standing. “Acquired Company” or “Acquired Companies” shall have the meaning given to it in the recitals. “Action” shall mean any action, cause of action, lawsuit, arbitration, proceeding, hearing or litigation of any nature, including civil, criminal, administrative, regulatory or otherwise, whether at law or in equity. “Adjustment Statement” shall have the meaning given to it in Section 0. “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. As used in this definition, “control” (including, its correlative meaning “controlled by” and “under common control with”) shall mean

- 2 - possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of fifty percent (50%) or more of outstanding voting securities or partnership or other ownership interests, by Contract or otherwise). For the avoidance of doubt: (i) TeraWulf, Buyer and their respective direct and indirect subsidiaries, on one hand, and Seller and its direct and indirect parent companies and owners, and their respective subsidiaries, on the other hand, shall not be deemed “Affiliates” of each other for purposes of this Agreement or any other Transaction Document; and (ii) the Acquired Companies are Affiliates of Seller prior to Closing and Affiliates of Buyer and TeraWulf as of and following Closing. “Agreement” shall have the meaning given to it in the Preamble. “Allocation” shall have the meaning given to it in Section 0. “Allocation Statement” shall have the meaning given to it in Section 0. “Applicable Law” shall mean all applicable foreign, federal, state, local, county or municipal laws, statutes, codes, acts, treaties, ordinances, orders, judgments, writs, decrees, injunctions, rules, regulations, Permits and requirements (including Environmental Laws) of all Governmental Authorities. “Assets” shall mean, with respect to any Person, all right, title and interest of such Person in and to material assets and rights of any kind, whether tangible or intangible, real or personal, including land and properties (or interests therein, including rights of way, leaseholds and easements), any property tax abatements and value limitation agreements, buildings, equipment, machinery, improvements, fixtures, Contracts, data center development pipeline, reports and studies, rights under or pursuant to all warranties, cash, accounts receivable, deposits and prepaid expenses. Notwithstanding anything to the contrary herein, an Acquired Company’s Assets do not include any rights that it may have in its project development pipeline in Maryland, Montana or with respect to assets owned by any Affiliate of Seller. “Assignment of Membership Interests” shall mean that certain Assignment of Membership Interests of the Acquired Companies, to be dated as of the Closing Date, by and between Seller and Buyer, in the form attached hereto as Exhibit A. “Benefit Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA), and any other plan, policy, program, agreement or arrangement providing for compensation or benefits, including, without limitation, bonuses, stock options, equity or equity-based or incentive compensation, retirement savings, profit-sharing, deferred compensation, life insurance, medical, dental, vision, life insurance, disability, welfare or fringe benefits, change of control, retention, employment, severance, or vacation pay, whether or not subject to ERISA, whether funded or unfunded, written or unwritten, insured or self-insured, which is maintained, sponsored, contributed to, or required to be contributed to, by Seller or an Acquired Company or any of its ERISA Affiliates for the benefit of any Relevant Service Provider (or their respective dependents or beneficiaries) or under which an Acquired Company has any Liability. “Beowulf E&D” shall have the meaning given to it in the recitals. “Beowulf E&D (MD)” shall have the meaning given to it in the recitals. “Beowulf E&D (NY)” shall have the meaning given to it in the recitals. “Books and Records” shall mean, (i) to the extent existing, with respect to any limited liability company, minute books, membership interest certificates (if any), membership interest transfer ledgers and Organizational Documents of the applicable limited liability company since the day of its formation as a

- 3 - limited liability company, and (ii) as the context requires, any books and records retained by the Acquired Companies with respect to the business and operations of TeraWulf and its subsidiaries. “Business Day” shall mean a day other than (i) Saturday, (ii) Sunday or (iii) a day on which national banks are not required or authorized by law or executive order to close in the State of New York. “Buyer” shall have the meaning given to it in the Preamble. “Buyer 401(k) Plan” has the meaning given to it in Section 0. “Buyer Ancillary Agreements” shall mean all agreements, certificates, instruments and documents being or to be executed and delivered by Buyer or an Affiliate of Buyer under this Agreement or in connection with the Transactions, including the Assignment of Membership Interests. “Buyer Confidential Information” shall have the meaning given to it in Section 0. “Buyer Consents” shall have the meaning given to it in Section 0. “Buyer’s Disclosure Schedules” shall mean the disclosure schedules delivered by Buyer to Seller, which are attached hereto as Schedule B. “Buyer Indemnified Party” shall have the meaning given to it in Section 0. “Buyer Plans” has the meaning given to it in Section 0. “Buyer Prepared Tax Return” shall have the meaning given to it in Section 0. “Buyer Welfare Plans” has the meaning given to it in Section 0. “Cap” shall have the meaning given to it in Section 0. “Cash Closing Payment” shall have the meaning given to it in Section 0. “CB-1 Project” shall mean that certain data center development project referred to as CB-1 and located at the Lake Mariner site located in the Town of Somerset, County of Niagara, New York. “CB-1 Earnout Consideration” shall have the meaning given to it in Section 0. “CB-1 Earnout Milestone” shall mean the date on which the breakers to the busway which energizes the data hall for the CB-1 Project are closed. “CB-2 Project” shall mean that certain data center development project referred to as CB-2 and located at the Lake Mariner site located in the Town of Somerset, County of Niagara, New York. “CB-3 Project” shall mean that certain data center development project referred to as CB-3 and located at the Lake Mariner site located in the Town of Somerset, County of Niagara, New York. “CB-3 Earnout Consideration” shall have the meaning given to it in Section 0. “CB-3 Earnout Milestone” shall mean the execution by TeraWulf and/or any of its subsidiaries of a data center lease for the CB-3 Project.

- 4 - “Change of Control” means, (a) if the Ultimate Seller Parent ceases to be the Chief Executive Officer of TeraWulf, other than as a result of his voluntary resignation (which, for avoidance of doubt, does not include a resignation for “Good Reason” as defined in Ultimate Seller Parent’s employment agreement), or (b) if a Person that is not currently a five percent (5%) or greater equityholder of TeraWulf acquires a majority of the voting power of the issued and outstanding Common Stock. “Change of Control Consideration” shall mean the consideration set forth on Exhibit B hereto. “Claim” shall have the meaning given to it in Section 0. “Claim Notice” shall have the meaning given to it in Section 0. “Closing” shall have the meaning given to it in Section 0. “Closing Common Stock” shall have the meaning given to it in Section 0. “Closing Date” shall mean the date of the Closing, which shall be the Effective Date. “Closing Indebtedness” shall mean the calculation of the aggregate amount of Indebtedness of the Acquired Companies outstanding as of immediately prior to the Closing. “Closing Statement” shall mean the statement mutually prepared and agreed by the Parties in the form attached hereto as Appendix 1 and delivered pursuant to Section 0 setting forth the (i) estimated Net Working Capital, (ii) Closing Indebtedness and (iii) Closing Transaction Expenses. “Closing Transaction Expenses” shall mean the calculation of the aggregate amount of unpaid Transaction Expenses as of immediately prior to the Closing. “Code” shall mean the United States Internal Revenue Code of 1986, as amended. “Common Stock” shall mean the common stock, par value $0.001 per share of TeraWulf. “Consent” shall mean any consent, material approval, material authorization, waiver, license, registration, declaration, qualification, filing or notice. “Contract” shall mean any legally binding contract, agreement, license, sublicense, purchase agreement, security agreement, guarantee, option, right of first refusal, or other arrangement or agreement, in each case whether oral or written, including any amendments and other modifications thereto. “Data Room” shall mean all documents and materials posted to the Ideals Virtual Data Room to which Buyer and its Representatives have been provided access. “Deductible” shall have the meaning given to it in Section 0. “Disclosure Schedules” or “Schedules” shall mean either Buyer’s Disclosure Schedules or Seller’s Disclosure Schedules, as the context requires. “Downward Adjustment Amount” shall have the meaning given to it in Section 0. “Earnout Milestone” shall mean each of the CB-1 Earnout Milestone, the CB-3 Earnout Milestone and the Project Financing Closing.

- 5 - “Earnout Consideration” shall mean the CB-3 Earnout Consideration, CB-1 Earnout Consideration and the Project Financing Consideration. “Effective Date” shall have the meaning given to it in the preamble. “Eligible Employee Trust” shall mean the grantor trust established by TeraWulf on the Effective Date pursuant to that certain Employee B Discretionary Trust Agreement and administered by a third-party trustee for the benefit of certain individuals that were employed by, or provided services to, an Acquired Company or its Affiliates, as defined therein. “Employee” shall have the meaning given to it in Section 0. “Environmental Laws” shall mean all Applicable Laws (including rules, regulations, codes, plans, injunctions, judgments, orders, ordinances, decrees, rulings and charges thereunder) of Governmental Authorities (and all agencies thereof) concerning pollution or protection of health, natural resources, flora, fauna, wildlife, historic resources or the environment, including laws relating to emissions, discharges, Releases, or threatened Releases of pollutants, contaminants or toxic or hazardous substances, wastes or materials or petroleum products into the air, surface water, ground water, lands or subsurface, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, Endangered Species Act, National Environmental Policy Act, National Historic Preservation Act, and the Clean Water Act, each as amended, and any analogous state or local laws and regulations. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended. “ERISA Affiliate” means any Person, trade or business that is treated as a single employer or under common control with an Acquired Company for purposes of Section 414(b), (c), (m) or (o) of the Code. “Final Indebtedness” shall have the meaning given to it in Section 0. “Final Net Working Capital” shall have the meaning given to it in Section 0. “Final Transaction Expenses” shall have the meaning given to it in Section 0. “Fraud” shall mean any intentional misrepresentation of a material fact or concealment of a material fact by a Party, with the intent to deceive and mislead the other Party and upon which such other Party has reasonably relied and suffered damages as a result of such reasonable reliance (and does not include any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory or any equitable fraud, promissory fraud or unfair dealing fraud). “Fundamental Indemnity Period” shall have the meaning set forth in Section 0. “Fundamental Representations” shall mean the representations and warranties set forth in Section 0 (Organization, Authority, Validity and Non-Contravention), Section 0 (Brokers), Section 0 (Organization and Authority), Section 0 (Membership Interests), and Section 0 (Organization, Authority, Validity and Non-Contravention of Buyer). “GAAP” shall mean the generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

- 6 - “Governmental Authority” shall mean any (i) federal, state, county, municipal or local government (whether domestic or foreign) or any political subdivision thereof, (ii) any court or administrative tribunal, (iii) any other governmental, quasi-governmental, regulatory, judicial, public or statutory instrumentality, authority, body, agency, bureau, taxing authority or entity of competent jurisdiction (including any self- regulatory organization, electric reliability organization, independent system operator or regional transmission operator)or (iv) any arbitrator with authority to bind a Party at law. “Hazardous Material” shall mean (i) any petroleum, petroleum constituents or petroleum products, flammable, ignitable, corrosive or explosive substances or materials, radioactive materials, biohazardous materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, (ii) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law, and (iii) any other chemical or other material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority under any Environmental Law. “Income Tax Return” any Tax Return for Income Taxes. “Income Taxes” shall mean any income, franchise, or similar Taxes. “Indebtedness” of any Person shall mean any of the following, including any unpaid interest: (i) any indebtedness for borrowed money; (ii) any obligations to pay money evidenced by Liens, bonds, debentures, notes or other similar instruments; and (iii) any letters of credit or similar facilities. “Indebtedness Deficit” shall have the meaning given to it in Section 0. “Indebtedness Surplus” shall have the meaning given to it in Section 0. “Indemnified Party” shall have the meaning given to it in Section 0. “Indemnifying Party” shall have the meaning given to it in Section 0. “Indemnity Period” shall have the meaning given to it in Section 0. “Insurance Policies” shall have the meaning given to it in Section 0. “Intended Tax Treatment” shall have the meaning given to it in Section 0. “Lease Agreement” means that certain Amended and Restated Lease Agreement, by and between Somerset Operating Company, LLC, Riesling Power LLC, Lake Mariner Data LLC and TeraWulf Inc. “Liability” and “Liabilities” of any Person shall mean any Indebtedness, claim, commitment, obligation, duty, Losses, payable or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability and including Tax) that would be required to be disclosed on a balance sheet prepared in accordance with GAAP. “Lien” shall mean any mortgage, deed of trust, lien, pledge, charge, security interest, claim, right of way, right of first refusal, judgment, encroachment, license, easement, restriction, reservation, assignment, or hypothecation, whether arising by Contract or under any Applicable Law and whether or

- 7 - not filed, recorded or otherwise perfected or effective under any Applicable Law, or any preference, priority or preferential arrangement of any kind or nature whatsoever including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement. “Losses” shall have the meaning given to it in Section 0. “Made Available” shall mean the documents and materials that were posted to (and not removed from) the Data Room accessible by Buyer or otherwise provided to Buyer prior to the Closing Date. “Material Adverse Effect” shall mean any event, result, occurrence, development, fact, change or effect of whatever nature, that, individually or in the aggregate, (i) with respect to Seller, is or would reasonably be expected to be materially adverse to the ability of Seller to consummate the Transactions and to satisfy all of its obligations contemplated by this Agreement or (ii) with respect to the Acquired Companies, has or would reasonably be expected to have a material and adverse effect on the business, operations, Assets, liabilities, or financial condition of the Acquired Companies, taken as a whole; provided, however, that “Material Adverse Effect” shall not include any event, result, occurrence, development, fact, change or effect resulting from (a) changes generally affecting the international, national or regional industries or markets in which the Acquired Companies participate, (b) changes in the financial, banking, credit, securities or capital markets (including any suspension of trading in, or limitation on prices for, securities on any stock exchange or any changes in interest rates) or any change in the general international, national or regional economic or financial conditions, (c) changes generally affecting the international, national or regional electric generating, transmission or distribution industry, (d) changes generally affecting the international, national or regional wholesale or retail markets for electric power including design or pricing or the price of energy, capacity or ancillary services, (e) changes in any Tax or accounting rules or principles (or any interpretations thereof), including changes in GAAP, (f) changes in any Applicable Laws that apply generally to the Acquired Companies, or any changes in the enforcement thereof, (g) any change in national or international regulatory, social or political conditions, including any engagement in or escalation of hostilities, whether or not pursuant to the declaration of a national emergency or war, armed hostilities, sabotage or the occurrence of any military or terrorist attack or changes or additional security measures imposed by a Governmental Authority in connection therewith, (h) weather, natural disaster, meteorological or geological events, (i) a strike, lockout, work stoppage or other labor action, (j) the announcement of the execution of this Agreement (or any other agreement to be entered into pursuant to this Agreement), or the pendency of or consummation of the Transactions, or the identity of Buyer, or the consummation of the Transactions, (k) actions taken pursuant to or in accordance with this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer, (l) any change or effect that is cured (including by the payment of money) before the earlier of the Closing and the termination of this Agreement, (m) any action of any competitor, (n) any epidemics, pandemics, disease outbreaks, or other public health emergencies, or (o) any matter disclosed on any Disclosure Schedule, except, in the case of clauses (a) – (g) above, to the extent that any such change, event, occurrence or effect has a disproportionate effect on the business, Assets, results of operation or condition of the Acquired Companies. “Material Contract” shall mean any of the following Contracts to which any Acquired Company is a party: (a) any Contract, other than any Contract that has been terminated, completed or fully performed without any continuing liabilities of the applicable Acquired Company as to which the expected annual cost of performing such Contract in the ordinary course by the applicable Acquired Company, or the annual revenue expected to be received under such Contract by the applicable Acquired Company in the ordinary course, exceeds Two Hundred and Fifty Thousand Dollars ($250,000);

- 8 - (b) any Contract between any Acquired Company and any Affiliate thereof that is not an Acquired Company; (c) any construction or maintenance agreement, including any engineering, construction and procurement contract and any operation and maintenance contract; (d) any exclusivity agreements with any contractor, manufacturer or other supplier, or a utility contractor not terminable by the applicable Acquired Company upon thirty (30) days’ notice; (e) any Contract providing for the borrowing of Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any of the Acquired Company Assets, or the guarantying of any obligation, Liability or Indebtedness (other than endorsements made for collection in the ordinary course of business); and (f) any employment, severance, retention or change in control agreement with a Relevant Service Provider to which any Acquired Company is a party and continues to be subject to substantial performance obligations. “Membership Interests” shall have the meaning given to it in the recitals. “Net Working Capital” shall mean, as of the Closing without giving effect to the transactions contemplated by this Agreement, (a) current assets of the Acquired Companies (but excluding deferred Tax assets and Income Tax assets) minus (b) current liabilities of the Acquired Companies (but excluding any Indebtedness, deferred Tax liabilities, Income Tax liabilities, or Transaction Expenses), in each case as determined in accordance with GAAP. “Notice of Disagreement” shall have the meaning given to it in Section 0. “Organizational Documents” shall mean, with respect to a particular Person (other than a natural person), the certificate or articles of incorporation, articles of organization, bylaws, partnership agreement, limited liability company agreement, operating agreement, stockholders’ agreement, trust agreement and/or similar organizational documents or agreements, as applicable, of such Person, including all amendments thereto. “Party” or “Parties” shall have the meanings given to them in the Preamble. “Pass-Through Tax Return” means any Tax Return in respect of Income Taxes filed or required to be filed by any Acquired Company to the extent that: (a) such Acquired Company is treated as a partnership, S corporation, or other “pass-through entity” for purposes of such Tax Return; and (b) the items of income, gain, deduction, loss or credit or the results of operations reflected on such Tax Returns are also reflected on the Tax Returns of the direct or indirect beneficial owners of such Acquired Company. “Permits” shall mean all permits, licenses, approvals, orders, registrations, privileges, franchises, memberships, certificates, entitlements and other authorizations issued by Governmental Authorities, including environmental, site plan approval, use permits, variances, building permits, zoning permits, certificates of occupancy, and all amendments, modifications, supplements, general conditions and addenda thereto. “Permitted Liens” shall mean any of the following: (a) any Lien for Taxes not yet delinquent or that are being contested in good faith through appropriate proceedings and, in each case, for which adequate reserves have been established and maintained in accordance with GAAP; (b) any Lien (inclusive of

- 9 - statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen, and statutory or common law Liens to secure claims for labor, materials or supplies) arising in the ordinary course of business by operation of Applicable Law with respect to a Liability that is not yet due or delinquent or that Seller is contesting and for which adequate reserves have been established and maintained in accordance with GAAP; (c) any rights, obligations, covenants, conditions, encumbrances, easements, rights of way, restrictions, encroachments, protrusions, mineral rights and interests and any other imperfections or irregularities of title that do not, individually or in the aggregate, materially affect the suitability, use, operation, or value of the applicable Real Property; (d) zoning, planning, building and other similar laws, limitations, ordinances, resolutions, regulations, and restrictions, and all rights of any Governmental Authority having jurisdiction over the property and which are not violated by the current use, operation, or occupancy of the Real Property or business conducted thereon; (e) any Liens created by or through Buyer; (f ) any rights, obligations, covenants, conditions, encumbrances, easements, leases, rights of way, restrictions, mineral rights and interests and other similar matters shown on the current title commitment and survey provided to Buyer which do not, individually or in the aggregate, materially affect the suitability, use, operation, or value of the applicable Real Property; and; and (g) any Liens set forth on Schedule 1.1-PL. “Person” shall mean any natural person, corporation, limited liability company, trust, partnership, firm, joint venture, association, Governmental Authority or any other entity whether acting in an individual, fiduciary or other capacity. “Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date. “Pre-Closing Taxes” means, without duplication, (a) any Taxes (other than Transfer Taxes) of (i) any Acquired Company for any Pre-Closing Tax Period (in the case of any Straddle Period, the amount allocated to the Pre-Closing Tax Period in the manner set forth in Section 0) or (ii) Seller; or (b) any Taxes of any other Person (other than another Acquired Company) for which any Acquired Company becomes liable by reason of (i) being a member of an affiliated, aggregate, combined, consolidated, unitary, or similar group at any time prior to the Closing, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar provision under any state, local, or foreign Tax Applicable Law, (ii) being a successor- in-interest or transferee of any other Person, Contract (other than any Contracts entered into in the ordinary course of business that are not primarily related to Taxes), Applicable Law, or otherwise, which Taxes relate to an event or transaction occurring prior to Closing, or (iii) having an express or implied obligation to indemnify any other Person under any Tax allocation Contract, Tax sharing Contract, Tax indemnity Contract, or other similar Contract relating to Taxes that was executed or in effect at any time prior to Closing, in each case, other than any Contracts entered into in the ordinary course of business that are not primarily related to Taxes; or (c) Seller’s share of Transfer Taxes as set forth in Section 0; provided that no such amount of Tax will constitute Pre-Closing Taxes to the extent such Tax (I) results from actions taken by Buyer, any of its Affiliates or any Acquired Company on the Closing Date but after the Closing, unless such actions were expressly contemplated by this Agreement, required by Applicable Law, or taken at the written request or with the written consent of Seller, or (II) was included in the finally determined Final Net Working Capital or Final Transaction Expenses. “Project Financing Closing” shall mean the execution by TeraWulf or any of its direct or indirect subsidiaries of definitive documentation for the project financing of the CB-1 Project and the CB-2 Project. “Project Financing Consideration” shall have the meaning given to it in Section 0. “Public Statement” shall have the meaning given to it in Section 0.

- 10 - “Purchase Price” shall have the meaning given to it in Section 0. “Real Property” shall mean all fee, leasehold and easement or other real property interests held by the Acquired Companies. “Real Property Documents” shall mean any and all leases, easements or other agreements vesting in the Acquired Companies, including all non-fee and fee Real Property set forth on Schedule 6.9.1. “Registration Rights Agreement” shall mean that certain Registration Rights Agreement dated as of the date hereof by and between Seller and TeraWulf. “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing. “Release and Waiver Agreement” shall mean that certain Release and Waiver Agreement dated as of the date hereof by and between Buyer, TeraWulf and Seller. “Relevant Service Provider” means any employee, officer, director of an Acquired Company, or any other individual service provider to an Acquired Company party to a services agreement with such Acquired Company that has not been terminated or expired. “Representatives” shall mean, as to any Person, its officers, directors, stockholders, members, partners, employees, counsel, accountants, financial advisors, consultants and other representatives of such Person. “Resolved Matters” shall have the meaning given to it in Section 0. “Securities Act” shall mean the Securities Act of 1933, as amended. “Seller” shall have the meaning given to it in the recitals. “Seller Ancillary Agreements” shall mean all agreements, certificates, instruments and documents being or to be executed and delivered by Seller or an Affiliate of Seller under this Agreement or in connection with the Transactions, including the Assignment of Membership Interests. “Seller Confidential Information” shall have the meaning given to it in Section 0. “Seller Consent” shall have the meaning given to it in Section 0. “Seller’s Disclosure Schedules” shall mean the disclosure schedules delivered by Seller to Buyer, which are attached hereto as Schedule A. “Seller Indemnified Party” shall have the meaning given to it in Section 0. “Seller Tax Return” shall have the meaning given to it in Section 0. “Seller’s Knowledge” shall mean the actual knowledge of Barbara Guiltinan and Daniel Stewart. “Straddle Period” means any Tax period beginning on or before and ending after the Closing Date. “Tax” and “Taxes” shall mean any and all U.S. federal, state, local, foreign, or other taxes, fees, levies, or other charges, in each case, in the nature of a tax imposed by any Governmental Authority,

- 11 - including any income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, estimated, employment, social security, workers’ compensation, unemployment compensation, net worth, excise, withholding, ad valorem, stamp, transfer, value-added, gains, or other taxes, together with any interest, penalties, or additions to tax, whether disputed or not. “Tax Contest” shall have the meaning given to it in Section 0. “Tax Rep. Indemnity Period” shall have the meaning given to it in Section 0. “Tax Return” shall mean any return, report, statement, form, claim for refund, information return or statement, or other documentation (including any additional or supporting material, any schedule or attachment, and any amendments or supplements) filed or required to be filed with a Governmental Authority with respect to Taxes. “Third Party Claim” shall have the meaning given to it in Section 0. “Trade Name” shall have the meaning given to it in Section 0. “Transaction Documents” shall have the meaning given to it in Section 0. “Transaction Expenses” shall mean the transaction expenses of Seller incurred in connection with this Agreement or the transactions described herein, including, (i) all fees and expenses of attorneys, accountants and other professionals, and (ii) any sale or transaction related bonuses, change in control bonuses or stay or retention bonuses that become payable to any Relevant Service Provider relating to the Transactions, whether directly in connection with the transactions set forth herein or following the occurrence of any additional event (in whole or in part, whether by single-trigger, double-trigger or multiple-trigger conditions) as a result of the execution of this Agreement or the consummation of the Transactions, inclusive of the employer portion of any payroll, social security, unemployment and similar Taxes related to thereto. “Transaction Expenses Deficit” shall have the meaning given to it in Section 0. “Transaction Expenses Surplus” shall have the meaning given to it in Section 0. “Transactions” shall mean all of the transactions provided for in, or contemplated by, this Agreement, including Closing and the execution, delivery and performance of the Transaction Documents. “Transfer Taxes” shall have the meaning given to it in Section 0. “Transition Services Agreement” shall mean that certain Transition Services Agreement dated as of the date hereof by and between Heorot Power Holdings LLC (an Affiliate of Seller), the Acquired Companies and TeraWulf. “Treasury Regulations” shall mean the regulations promulgated under the Code by the United States Department of Treasury, as such regulations may be amended from time to time. “Ultimate Seller Parent” shall mean Paul Prager. “Unresolved Matters” shall have the meaning given to it in Section 0. “Upward Adjustment Amount” shall have the meaning given to it in Section 0.

- 12 - “VWAP” means for the Common Stock for a specified period, the dollar volume-weighted average price for the Common Stock on the Nasdaq for such period, in each case as reported on the Nasdaq or by another reputable source such as Bloomberg, L.P. “Working Capital Deficit” shall have the meaning given to it in Section 0. “Working Capital Surplus” shall have the meaning given to it in Section 0. 1.2 Construction. 1.2.1 Headings and the rendering of text in bold and/or italics are for convenience and reference purposes only and do not affect the meaning or interpretation of this Agreement. 1.2.2 A reference to an Exhibit, Schedule, Article, Section or other provision shall be, unless otherwise specified, to exhibits, schedules, articles, sections or other provisions of this Agreement, which exhibits and schedules are incorporated herein by reference. 1.2.3 Any reference in this Agreement to another Contract or document shall be construed as a reference to that other Contract or document as the same may have been, or may from time to time be, varied, amended, supplemented, substituted, novated, assigned or otherwise transferred. 1.2.4 Any reference in this Agreement to “this Agreement,” “herein,” “hereof” or “hereunder” shall be deemed to be a reference to this Agreement as a whole and not limited to the particular Article, Section, Exhibit, Schedule or provision in which the relevant reference appears and to this Agreement as varied, amended, supplemented, substituted, novated, assigned or otherwise transferred from time to time. 1.2.5 References to any Party shall, where appropriate, include any successors, transferees and permitted assigns of the Party. 1.2.6 References to the term “includes” or “including” shall mean “includes, without limitation” or “including, without limitation.” 1.2.7 Words importing the singular include the plural and vice versa and the masculine, feminine and neuter genders include all genders. 1.2.8 If the time for performing an obligation under this Agreement occurs or expires on a day that is not a Business Day, the time for performance of such obligation shall be extended until the next succeeding Business Day. 1.2.9 References to any statute, code or statutory provision are to be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or reenacted, and include references to all bylaws, instruments, orders and regulations for the time being made thereunder or deriving validity therefrom unless the context otherwise requires. 1.2.10 References to any amount of money shall mean a reference to the amount in United States Dollars. 1.2.11 References to the word “or” to connect two or more phrases shall be construed as inclusive of all such phrases (e.g., “A or B” means “A or B, or both”) and the use of the conjunction “and/or” shall be construed as “any or all of.”

- 13 - ARTICLE 2 PURCHASE AND SALE OF MEMBERSHIP INTERESTS 2.1 Purchase and Sale. Subject to the terms and conditions set forth in this Agreement and in consideration of the Purchase Price, at the Closing, Seller shall sell, assign, convey, deliver and transfer to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of the right, title and interest of Seller in and to the Membership Interests, so that upon the Closing, Buyer shall own, directly, all of the Membership Interests free and clear of all Liens or other limitations whatsoever (other than any restrictions on transfer of the Membership Interests under any Applicable Law, the Organizational Documents of Seller or the Acquired Companies, or in accordance with this Agreement, the Buyer Ancillary Agreements or the Seller Ancillary Agreements). 2.2 Purchase Price; Payment of Purchase Price. In full consideration of the purchase by Buyer and sale by Seller of the Membership Interests pursuant to Section 0, Buyer shall pay to Seller the purchase price in the amounts and upon the events identified below (the “Purchase Price”). Each installment of the Purchase Price shall become due and payable, and will be made, as follows: 2.2.1 On the Closing Date, an amount equal to Three Million Dollars ($3,000,000) (the “Cash Closing Payment”) of immediately available funds shall be paid by wire transfer to a bank account designated by Seller in writing. 2.2.2 On the Closing Date, TeraWulf will issue to Seller five million (5,000,000) shares of Common Stock (the “Closing Common Stock”). 2.2.3 Immediately upon the later to occur of the Closing Date and achievement of the CB-3 Earnout Milestone, an amount equal to Thirteen Million Dollars ($13,000,000) (the “CB-3 Earnout Consideration”) of immediately available funds shall be paid by wire transfer to a bank account designated by Seller in writing. 2.2.4 Immediately upon the later to occur of the Closing Date and achievement of the CB-1 Earnout Milestone, (a) TeraWulf will issue to Seller shares of Common Stock valued at Six Million Five Hundred-Thousand Dollars ($6,500,000), calculated on the basis of a sixty (60) day trailing VWAP as of the date that the CB-1 Earnout Milestone is achieved and (b) an amount equal to Six Million Dollars ($6,000,000) of immediately available funds shall be paid by wire transfer to a bank account designated by Seller in writing (the consideration in clauses (a) and (b) hereof, the “CB-1 Earnout Consideration”). 2.2.5 Immediately upon the later to occur of the Closing Date and achievement of the Project Financing Closing, TeraWulf will issue to Seller shares of Common Stock valued at Six Million Five Hundred-Thousand Dollars ($6,500,000), calculated on the basis of a sixty (60) day trailing VWAP as of the date that the Project Financing Closing occurs (the “Project Financing Consideration”). 2.3 Change of Control Consideration. If at any time a Change of Control occurs, Buyer and TeraWulf will promptly pay the Change of Control Consideration to Seller. 2.4 Withholding. Each of Buyer and the Acquired Companies shall be entitled to deduct and withhold from any amounts payable to any Person pursuant to this Agreement any Taxes required to be withheld and paid over to the applicable Governmental Authority under the Code, or any applicable provision of Applicable Law; provided that, other than with respect to amounts payable to a Relevant Service Provider that are treated as compensation for applicable Tax purposes or withholding Taxes owed as a result of the failure of Seller to deliver the form described in Section 0, Buyer will, prior to any deduction or withholding to be made by Buyer, notify Seller of any anticipated withholding (including a

- 14 - description of the legal basis therefor and calculation thereof), and reasonably cooperate with Seller to minimize the amount of any applicable withholding to such affected Person. To the extent such amounts are so deducted and withheld and properly remitted to the correct Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. ARTICLE 3 CLOSING; CLOSING DELIVERIES 3.1 Closing. The consummation of the Transactions (the “Closing”) shall take place electronically or at the offices of Bracewell LLP located at 2001 M Street, NW, Suite 900, Washington, D.C. 20036 on the Closing Date. The Closing shall be effective as of 11:59 p.m. on the Closing Date. 3.2 Buyer’s Closing Deliveries. At the Closing, Buyer and TeraWulf (as applicable) shall deliver, or cause to be delivered, to Seller all of the following: 3.2.1 the Cash Closing Payment; 3.2.2 the Closing Common Stock; 3.2.3 a counterpart signature page to the Assignment of Membership Interests, duly executed by Buyer; 3.2.4 a certificate for Buyer, dated as of the Closing Date, executed by a duly authorized officer or manager of Buyer, certifying that attached thereto is: (a) a true, accurate and complete copy of the certificate issued by the Secretary of State of the State of Delaware, dated no more than five (5) days prior to the Closing Date and certifying that Buyer is validly existing and in good standing under the laws of the State of Delaware; (b) a true, accurate and complete copy of the resolutions of the Board of Directors of TeraWulf and the board of Buyer in form and substance acceptable to Seller duly authorizing the execution, delivery and performance by Buyer of this Agreement, the Buyer Ancillary Agreements to which Buyer is a party and the Transactions, and that such resolutions are in full force and effect as of the Closing Date; and (c) a true, complete and correct copy of the certificate of formation of Buyer; 3.2.5 counterpart signature pages to the Transition Services Agreement, duly executed by Buyer, TeraWulf and each Acquired Company; 3.2.6 counterpart signature pages to the Registration Rights Agreement, duly executed by TeraWulf; 3.2.7 counterpart signature pages to the Lease Agreement, duly executed by TeraWulf and Lake Mariner Data LLC; 3.2.8 counterpart signature pages to the Release and Waiver Agreement, duly executed by Buyer, TeraWulf and each Acquired Company; and 3.2.9 copies of the Buyer Consents.

- 15 - 3.3 Seller’s Closing Deliveries. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer all of the following: 3.3.1 a counterpart signature page to the Assignment of Membership Interests, duly executed by Seller; 3.3.2 certificates for each of the Acquired Companies, dated as of the Closing Date, executed by a duly authorized officer or manager of the applicable Acquired Company, certifying that attached thereto is: (a) a true, accurate and complete copy of the certificate issued by the Secretary of State of the applicable state of formation, dated no more than five (5) days prior to the Closing Date and certifying that such Acquired Company is validly existing and in good standing under the laws of such state; (b) a true, accurate and complete copy of the certificate of formation of such Acquired Company, as in effect on the Closing Date; (c) a true, accurate and complete copy of the limited liability company agreement of such Acquired Company, as in effect on the Closing Date; and (d) a true, accurate and complete copy of the resolutions of the sole member of such Acquired Company duly authorizing the execution, delivery and performance by such Acquired Company of any agreement, document or certificate to be delivered by such Acquired Company hereunder on the Closing Date, and that such resolutions are in full force and effect as of the Closing Date; 3.3.3 a certificate for Seller, dated as of the Closing Date, executed by a duly authorized officer or manager of Seller, certifying that attached thereto is: (a) a true, accurate and complete copy of the certificate issued by the Secretary of State of the State of Delaware, dated no more than five (5) days prior to the Closing Date and certifying that Seller is validly existing and in good standing under the laws of the State of Delaware; (b) a true, accurate and complete copy of the resolutions of the sole shareholder of Seller duly authorizing the execution, delivery and performance by Seller of this Agreement, the Seller Ancillary Agreements to which Seller is a party and the Transactions, and that such resolutions are in full force and effect as of the Closing Date; and (c) a true, complete and correct copy of the certificate of incorporation of Seller; 3.3.4 counterpart signature pages to the Transition Services Agreement, duly executed by Heorot Power Holdings LLC; 3.3.5 counterpart signature pages to the Registration Rights Agreement, duly executed by Seller; 3.3.6 counterpart signature pages to the Lease Agreement, duly executed by Riesling Power LLC and Somerset Operating Company, LLC; 3.3.7 counterpart signature pages to the Release and Waiver Agreement, duly executed by Seller; 3.3.8 an IRS Form W-9 of Seller, certifying that Seller is not subject to U.S. federal backup withholding tax, duly completed and executed and dated as of the Closing Date; and 3.3.9 the Closing Statement, updated by Seller through at least five (5) Business Days prior to the Closing Date.

- 16 - ARTICLE 4 POST-CLOSING PURCHASE PRICE ADJUSTMENT 4.1 Adjustment Statement. Within one-hundred twenty (120) days after the Closing Date, Buyer shall deliver to Seller a statement prepared by Buyer in good faith (the “Adjustment Statement”) of its determination of (i) Net Working Capital (the “Final Net Working Capital”), (ii) Closing Indebtedness (the “Final Indebtedness”), (iii) Closing Transaction Expenses (the “Final Transaction Expenses”), and (iv) the resulting Purchase Price, taking into account all provisions establishing the basis for such calculation set forth herein. 4.2 Review and Dispute. Within thirty (30) days following receipt by Seller of the Adjustment Statement, Seller shall either inform Buyer in writing that the Adjustment Statement is acceptable, or deliver written notice (the “Notice of Disagreement”) to Buyer of any dispute Seller has with respect to the preparation or content of the Adjustment Statement or the Final Net Working Capital, the Final Indebtedness and Final Transaction Expenses reflected therein. The Notice of Disagreement must describe in reasonable detail the items contained in the Adjustment Statement that Seller disputes. Any items included in the Adjustment Statement which are not disputed by Seller in the Notice of Disagreement (other than items necessary to offset an issue raised in the Notice of Disagreement) shall be deemed agreed to by Seller. If Seller does not notify Buyer of a dispute with respect to the Adjustment Statement within such thirty (30)-day period, the Adjustment Statement and the Final Net Working Capital, Final Indebtedness and Final Transaction Expenses reflected in the Adjustment Statement will be final, conclusive and binding. 4.3 Resolution of Dispute. In the event a Notice of Disagreement is delivered to Buyer during the thirty (30) days immediately following the receipt by Seller of the Adjustment Statement, Seller and Buyer shall attempt, each in good faith, to resolve any disagreement that they may have with respect to the matters specified in the Notice of Disagreement, and any resolution by them as to any disputed amounts shall be final, conclusive and binding. Any items agreed to by Buyer and Seller in writing, together with any items not disputed or objected to by Seller in the Notice of Disagreement, are collectively referred to herein as the “Resolved Matters”. 4.4 Accounting Firm. If Buyer and Seller fail to resolve any of the matters contained in the Notice of Disagreement (such unresolved matters, “Unresolved Matters”) within thirty (30) days after Seller delivers the Notice of Disagreement, then Buyer and Seller jointly shall engage the Accounting Firm to resolve such Unresolved Matters in accordance with the procedures set forth in this 0. Seller and Buyer each agree to promptly sign an engagement letter, in reasonable form, as may reasonably be required by the Accounting Firm. 4.5 Accounting Firm Determination. 4.5.1 Buyer and Seller shall instruct the Accounting Firm to render a written decision resolving the Unresolved Matters submitted to the Accounting Firm within thirty (30) days of its engagement in accordance with this Section 0. Each of Buyer and Seller shall submit to the Accounting Firm (with a copy delivered to the other Party on the same day), within ten (10) days after the date of the engagement of the Accounting Firm, a memorandum (which may include supporting exhibits) setting forth their respective positions with respect to the Unresolved Matters. Each of Buyer and Seller may (but shall not be required to) submit to the Accounting Firm (with a copy delivered to the other Party on the same day), within fifteen (15) days after the date of the engagement of the Accounting Firm, a memorandum responding to the initial memorandum submitted to the Accounting Firm by the other Party. There shall be no ex parte communications between Seller (or its representatives) or Buyer (or its representatives), on the one hand, and the Accounting Firm, on the other hand, relating to the Unresolved Matters and, unless

- 17 - requested by the Accounting Firm in writing, or agreed to by Buyer and Seller in writing, no Party may present any additional information or arguments to the Accounting Firm, either orally or in writing. 4.5.2 In resolving the Unresolved Matters, the Accounting Firm shall (A) consider only those Unresolved Matters that are in dispute, (B) be bound by the provisions of this Section 0, (C) choose, in its entirety, the resolution of the items in dispute as proposed by either Buyer or Seller, and make no other determination (including by combining elements of the proposed resolutions submitted by both Buyer and Seller), (D) review only the written presentations of Buyer and Seller in resolving any Unresolved Matters and (E) not modify any element of the Adjustment Statement that is not disputed by Buyer and Seller. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced. All determinations made by the Accounting Firm will be final, conclusive and binding. 4.5.3 In the event that a Notice of Disagreement is duly delivered by Seller to Buyer in accordance with Section 0, the Adjustment Statement delivered by Buyer to Seller pursuant to Section 0 shall be adjusted by Buyer pursuant to the agreement of Seller and Buyer in accordance with the Resolved Matters, if any, in writing and then such Adjustment Statement shall be further adjusted by the Accounting Firm to be consistent with the final resolution by the Accounting Firm of the Unresolved Matters in accordance with this Section 0. The Adjustment Statement so revised shall be deemed to set forth the final, conclusive and binding Final Net Working Capital, Final Indebtedness and Final Transaction Expenses for purposes of this Agreement (including the determination of the Downward Adjustment Amount or Upward Adjustment Amount, as applicable). 4.5.4 The fees and expenses of the Accounting Firm shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer. 4.6 Aggregated Adjustments. Any adjustments to the Purchase Price pursuant to Section 0 and Section 0 shall be aggregated by calculating an amount equal to (i) the sum of the Working Capital Surplus, the Indebtedness Surplus and the Transaction Expenses Surplus less (ii) the Working Capital Deficit, Indebtedness Deficit and the Transaction Expenses Deficit (such amount, if a positive number, the “Upward Adjustment Amount” and if a negative number, the “Downward Adjustment Amount”). 4.7 Downward Adjustment. 4.7.1 If the Final Net Working Capital as finally determined is less than the estimated Net Working Capital set forth in the Closing Statement (the amount of such deficit, the “Working Capital Deficit”), then the Purchase Price will be adjusted downward by an amount equal to the Working Capital Deficit. 4.7.2 If the Final Indebtedness as finally determined is greater than the estimated Indebtedness set forth in the Closing Statement (such amount, the “Indebtedness Deficit”), then the Purchase Price will be adjusted downward by an amount equal to the Indebtedness Deficit. 4.7.3 If the Final Transaction Expenses as finally determined is greater than the Closing Transaction Expenses set forth in the Closing Statement (such amount, the “Transaction Expenses Deficit”), then the Purchase Price will be adjusted downward by an amount equal to the Transaction Expenses Deficit.

- 18 - 4.7.4 In the event of a Downward Adjustment Amount, then within five (5) business days from the date on which the Purchase Price is finally determined pursuant to this 0, then Seller shall pay to Buyer the amount of the Downward Adjustment Amount by wire transfer of immediately available funds to an account designated by Buyer. 4.8 Upward Adjustment. 4.8.1 If the Final Net Working Capital as finally determined exceeds the estimated Net Working Capital set forth on the Closing Statement (the amount of such surplus, the “Working Capital Surplus”), then the Purchase Price will be adjusted upward by an amount equal to the Working Capital Surplus. 4.8.2 If the Final Indebtedness as finally determined is less than the estimated Indebtedness set forth in the Closing Statement (such amount, the “Indebtedness Surplus”), then the Purchase Price will be adjusted upward by an amount equal to Indebtedness Surplus. 4.8.3 If the Final Transaction Expenses as finally determined is less than the Closing Transaction Expenses as set forth in the Closing Statement (such amount, the “Transaction Expenses Surplus”), then the Purchase Price will be adjusted upward by an amount equal to the Transaction Expenses Surplus. 4.8.4 In the event of an Upward Adjustment Amount, then within five (5) business days from the date on which the Purchase Price is finally determined pursuant to this 0, Buyer shall pay to Seller an amount equal to the Upward Adjustment Amount by wire transfer of immediately available funds to an account designated by Seller. ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLER Seller represents and warrants to Buyer, subject to any qualification set forth in the Seller’s Disclosure Schedules, the following as of the Closing Date (unless another date is specified therein): 5.1 Organization, Authority, Validity and Non-Contravention. 5.1.1 Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to carry on its business as it is currently conducted and to own, lease and operate its Assets where such Assets are now owned, leased or operated except where such failure would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect. 5.1.2 Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Seller Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Seller of this Agreement and the Seller Ancillary Agreements to which Seller is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Seller. 5.1.3 This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights and subject to general equitable principles. Upon execution and delivery of the Seller Ancillary Agreements to which Seller is a

- 19 - party, each of the Seller Ancillary Agreements will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights and subject to general equitable principles. 5.1.4 The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Seller does not and will not (a) conflict with, result in a breach of, or constitute a default under, any of Seller’s Organizational Documents or (b) assuming receipt of the Seller Consents, to Seller’s Knowledge, violate any Applicable Law except, in each case (c), for such violations as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. 5.2 No Adverse Order or Injunctions. There is no (a) Action or (b) judgment, order, writ, prohibition, injunction or decree of any court or other Governmental Authority outstanding or, in each case, to Seller’s Knowledge, threatened against Seller or any Membership Interests that questions or challenges the validity of this Agreement or any of the Seller Ancillary Agreements or Seller’s execution, delivery or performance of this Agreement or any of the Seller Ancillary Agreements to which Seller is a party. 5.3 Solvency. No petition or notice has been presented, no order has been made and no resolution has been passed for the bankruptcy, liquidation, winding-up or dissolution of Seller. No receiver, trustee, custodian or similar fiduciary has been appointed over the whole or any part of Seller’s Assets or the income of Seller. Seller has no plan or intention of, nor has received any written notice that any other Person has any plan or intention of, filing, making or obtaining any such petition, notice, order or resolution or of seeking the appointment of a receiver, trustee, custodian or similar fiduciary. 5.4 Third Party Consents. Except as set forth on Schedule 5.4 (the “Seller Consents”), there are no material Consents of or to Persons, or to Seller’s Knowledge, including any Governmental Authorities, that are required in connection with the execution and delivery by Seller of this Agreement or any of the Seller Ancillary Agreements to which Seller is a party, the performance of the obligations of Seller hereunder or thereunder or the consummation by Seller of the Transactions (including the sale of all of the Membership Interests to Buyer). 5.5 Brokers. Except as set forth on Schedule 5.5, neither Seller nor any of its Affiliates (including the Acquired Companies) has engaged any broker, finder or agent in connection with the Transactions so as to give rise to any claim against Buyer or any of its Affiliates (including, following the Closing, the Acquired Companies) for any brokerage or finder’s commission, fee or similar compensation. 5.6 Compliance with Laws. Seller is not in violation of any Applicable Law, except for violations that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. ARTICLE 6 REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE ACQUIRED COMPANIES Seller represents and warrants to Buyer, subject to any qualification set forth in the Seller’s Disclosure Schedules, the following as of the Closing Date (unless another date is specified therein) with respect to the Acquired Companies: 6.1 Organization and Authority. Each Acquired Company is a limited liability company duly organized, validly existing and in good standing under the laws of its applicable state of formation, and has

- 20 - all requisite limited liability company power and authority to carry on its business as it is currently conducted and to own, lease and operate its Assets, where such Assets are now owned, leased or operated. 6.2 Membership Interests. 6.2.1 Seller owns, beneficially and of record, one hundred percent (100%) of the Membership Interests free and clear of all Liens (other than any restrictions on transfer of the Membership Interests under any Applicable Law, the Organizational Documents of Seller or the Acquired Companies, or in accordance with this Agreement, the Buyer Ancillary Agreements or the Seller Ancillary Agreements). All of the Membership Interests (a) have been duly authorized, validly issued and were not issued in violation of any Person’s preemptive or other purchase rights, (b) are fully paid, and (c) were issued in compliance with Applicable Laws. 6.2.2 No other Persons own or have any interest in, or option or other right (contingent or otherwise), including any right of first refusal or right of first offer, to acquire the Membership Interests or any equity or other ownership interest in the Acquired Companies. Except for the Acquired Companies’ Organizational Documents and this Agreement, there is no (a) voting trust or agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right, “drag-along” or “tag-along” right, stock appreciation right, redemption or repurchase right, anti-dilutive right or proxy relating to the Membership Interests or the Acquired Companies, (b) Contract restricting the transfer of, or requiring the registration for sale of, the Membership Interests, or (c) option, warrant, restricted stock, restricted stock units, profits interests, phantom units, call, right or other Contract to issue, transfer, deliver, grant, convert, exchange, sell, subscribe for, purchase, redeem or acquire any equity or other ownership interest in the Acquired Companies or agreement to enter into any Contract with respect thereto. 6.2.3 No Acquired Company (a) owns, of record or beneficially, or controls, directly or indirectly, any equity or other ownership interest in any Person (or any option, warrant, security or other right convertible, exchangeable or exercisable therefor), or (b) has any subsidiaries and is, directly or indirectly, a participant in any joint venture, partnership, trust, association or other limited liability entity. 6.3 Books and Records. Seller has Made Available true, complete and correct copies of the Books and Records of each Acquired Company presently in the possession of such Acquired Company. 6.4 No Order or Injunctions. None of the Acquired Companies or any of their respective Assets are a party to, subject to or bound by any material judgment, order, writ, prohibition, injunction or decree of any court or other Governmental Authority. 6.5 Solvency. No petition or notice has been presented, no order has been made and no resolution has been passed for the bankruptcy, liquidation, winding-up or dissolution of any Acquired Company. No Acquired Company has a plan or intention of, or has received any written notice that any other Person has any plan or intention of, filing, making or obtaining any such petition, notice, order or resolution or of seeking the appointment of a receiver, trustee, custodian or similar fiduciary. 6.6 Litigation. There is no material Action pending in which any Acquired Company has appeared or has been named or served as a party (either as a plaintiff or defendant) or, to Seller’s Knowledge, threatened in writing before any court or Governmental Authority. 6.7 No Conflicts. Except as set forth on Schedule 6.7, none of the execution and delivery by Seller of this Agreement or any of the Seller Ancillary Agreements, the performance of the obligations of Seller hereunder or thereunder, nor the consummation of the Transactions by Seller will:

- 21 - 6.7.1 conflict with or result in any violation or breach of or default under (or constitute an event that, with notice or lapse of time or both, would constitute a default under) or give rise to a right of termination, cancellation or acceleration of any obligation, to any put or call or similar rights, or to loss of a benefit under, any provision of the Organizational Documents of the Acquired Companies; 6.7.2 result in any violation or breach of or default under (or constitute an event that, with notice or lapse of time or both, would constitute a default under) or give rise to a right of termination, cancellation or acceleration of any obligation, to any put or call or similar rights, or to loss of a benefit under, any Material Contract; 6.7.3 result in the violation of any Applicable Law to which the Acquired Companies or any of their respective Assets are subject; or 6.7.4 result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the Acquired Companies’ respective Assets; except, with respect to each of Sections 0 through 0, for such violations, breaches defaults or Liens that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. 6.8 Acquired Company Assets. Except as set forth on Schedule 6.8, each Acquired Company is the record and beneficial owner of, and holds good and valid title to, all of its respective Assets that it owns free and clear of all Liens other than Permitted Liens. 6.9 Real Property. 6.9.1 Schedule 6.9.1 contains a true, complete and correct list of all Real Property Documents and all amendments, modifications, guaranties, material agreements and supplements thereto. The Acquired Companies do not own, and have never owned, any Real Property. 6.9.2 Each Real Property Document has been duly authorized and executed, is in full force and effect in accordance with its terms, and constitutes a legal, valid, binding and enforceable obligation of the applicable Acquired Company, and to Seller’s Knowledge, the respective counterparties thereto, except, in each case, as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights and subject to general equitable principles. The Acquired Company’s rights in the Real Property are free and clear of all Liens, except Permitted Liens. To Seller’s Knowledge, the Real Property is (i) in material compliance with all applicable Laws, legal requirements, covenants, conditions, and restrictions affecting the applicable portion of the Real Property, and (ii) benefited by all easements and rights necessary to conduct business thereon consistent with the ordinary course of business, including easements for utilities, services, roadway and other means of ingress and egress, and (iii) in all material respects in good operating condition and state of repair (ordinary wear and tear excepted) reasonably maintained consistent with standards generally followed in the industry giving due account to the age and use of the same, is structurally sound, and is adequate and suitable for its intended and present uses. 6.9.3 No Acquired Company is in material default (beyond all applicable notice and cure periods) under any Real Property Documents. No Acquired Company has received any written notice or claim of material breach or material default by such Acquired Company of or material default by such Acquired Company under, and, to Seller’s Knowledge, no other party is in material breach or material default under, any Real Property Document. The Acquired Companies have not received written notice of any condemnation or threatened condemnation with respect to all or any portion of the Real Property and there are no pending or, to the Sellers’ Knowledge, threatened condemnations concerning all or any portion

- 22 - of the Real Property. Except for the use described in the Transition Service Agreement by certain Affiliates, the Acquired Companies have not subleased, or entered into any agreements to sublease or otherwise provide a right to occupy, use, or purchase any of the Real Property. There is no ongoing construction at the Real Property nor are there any amounts owed from completed construction at the Real Property. The Acquired Companies have not received written notice of any violation of laws related to the Real Property. The Acquired Companies enjoy peaceful and undisturbed possession under such Real Property Documents. All rent and additional rent, including operating expenses, payable under the Real Property Documents has been paid when due to date or has been appropriately reserved for by the applicable Acquired Company in accordance with GAAP. Except as set forth on Schedule 6.9.3, none of the Real Property Documents are with an affiliate or are related party leases or agreements. 6.10 No Undisclosed Liabilities. Schedule 6.10 sets forth all Liabilities associated with (i) any amount of any unfunded, or of any underfunding of any, pension or deferred compensation plan or similar obligations (including the amount withdrawn from any “multiemployer” plans), and in all cases, to Seller’s Knowledge, the employer’s portion of any payroll, social security, unemployment and similar Taxes relating thereto; and (ii) any earned but unpaid or unaccrued bonuses, commissions, outstanding severance obligations with respect to former Relevant Service Providers, and any other incentive compensation paid or payable to Relevant Service Providers, and unpaid vacation and outstanding severance obligations otherwise payable to former employees or service providers of an Acquired Company, and in all cases, to Seller’s Knowledge, the employer’s portion of any payroll, social security, unemployment and similar Taxes relating thereto. Except as disclosed in Schedule 6.10 and except for Permitted Liens, Liabilities arising under Contracts and Real Property Documents, or Liabilities arising under intercompany agreements that will be terminated as of Closing, to Seller’s Knowledge, no Acquired Company has any Indebtedness or Liabilities which, individually exceed Two Hundred Fifty Thousand Dollars ($250,000). 6.11 Tax Matters. 6.11.1 Each Acquired Company has timely filed (taking into account any valid extensions) all Income Tax Returns and other material Tax Returns that were required to be filed by it, and each such Tax Return is true, complete, and correct in all material respects. Each Acquired Company has timely paid all Income Taxes and other material Taxes required to be paid by it (whether or not shown on any Tax Return). No Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file obtained in the ordinary course of business, and no power of attorney granted by any Acquired Company with respect to any Taxes is currently in force. 6.11.2 Each Acquired Company has (a) withheld or collected and timely remitted to the appropriate Governmental Authority all material Taxes required by Applicable Law to be withheld or collected by such Acquired Company and (b) complied with all material information reporting requirements, including IRS Forms 1099 and W-2 (and any state, local, or non-U.S. equivalent forms) that are required to have been filed with the appropriate Governmental Authorities or provided to the appropriate Persons. 6.11.3 No extensions (other than extensions automatically available by statute) or waivers of statutes of limitations have been given or requested by Seller or any Acquired Company with respect to any material Taxes imposed by Applicable Law on an Acquired Company that remains in effect; no extension of time (other than extensions automatically available by statute) with respect to a Tax assessment or deficiency with respect to any material Taxes imposed by Applicable Law on an Acquired Company has been agreed to or granted by an Acquired Company that remains in effect; and no closing agreement under Tax Applicable Law has been entered into by an Acquired Company that remains in force.

- 23 - 6.11.4 No written claim has been made by any Governmental Authority in any jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is, or may be, subject to material Tax by that jurisdiction. No Governmental Authority is now asserting or threatening in writing to assert against any Acquired Company any claim for additional or unpaid material Taxes, and there are no commenced, ongoing, pending, or threatened in writing audits, examinations, or other proceedings or Actions pertaining to material Taxes for which any Acquired Company may be liable. 6.11.5 There are no Liens for Taxes upon any Assets of any Acquired Company, other than Liens for Taxes not yet due and payable. 6.11.6 No Acquired Company is a party to, bound by, or has any obligation under any Tax sharing Contract, Tax allocation Contract, Tax indemnity Contract, or other similar Contract relating to Taxes (other than any Contracts entered into in the ordinary course of business that are not primarily related to Taxes). 6.11.7 The unpaid Taxes of the Acquired Companies did not, as of the Most Recent Balance Sheet Date, materially exceed the reserve for Taxes (but excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto). 6.11.8 Since the Most Recent Balance Sheet Date, no Acquired Company has (i) made or revoked any material election in respect of Taxes that would materially increase the Tax liability of such Acquired Company after the Closing, (ii) changed any accounting method in respect of material Taxes, (iii) prepared any material Tax Returns in a manner which is not consistent with the past practice of such Acquired Company with respect to the treatment of items on such Tax Returns, (iv) filed any amendment to a Tax Return that will or may materially increase the Tax liability of any Acquired Company after the Closing, (v) incurred any material liability for Taxes other than in the ordinary course of business, (vi) settled any material claim or assessment in respect of Taxes, (vii) consented to the extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Governmental Authority, or (viii) surrendered any right to claim a refund of material Taxes. 6.11.9 No Acquired Company has requested or is the subject of or expressly bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any Governmental Authority with respect to any Taxes. 6.11.10 True, complete, and correct copies of the following have been delivered or made available to Buyer: (i) all Income Tax Returns and other material Tax Returns of each Acquired Company for any taxable period ending on or after December 31, 2021, and (ii) all audit or examination reports, notices of proposed adjustments, statements of deficiencies, or similar correspondence with respect to Taxes or Tax Returns of any Acquired Company. 6.11.11 No Acquired Company will be required to include any material item of income in, or exclude any material item of deduction from, any taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or before the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Applicable Law) executed on or before the Closing Date, (iv) installment sale or open transaction disposition made on or before the Closing Date, or (v) prepaid amount received or deferred revenue accrued on or before the Closing Date.

- 24 - 6.11.12 No Acquired Company has claimed any employee retention credits pursuant to the CARES Act (or any similar or corresponding credits under state, local, or foreign Applicable Laws). 6.11.13 No Acquired Company has been a member of an affiliated, aggregate, combined, consolidated, unitary, or other similar group for purposes of filing any Tax Return (other than a group of which the common parent is Seller) or otherwise has any potential liability with respect to the Taxes of any other Person (other than Seller or another Acquired Company) as a result of having been a member of an affiliated, aggregate, combined, consolidated, unitary, or similar group for Tax purposes, including pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Applicable Law), and no Acquired Company has any liability for Taxes of any other Person (other than Seller or another Acquired Company) as a transferee or successor, by Contract (other than any Contracts entered into in the ordinary course of business that are not primarily related to Taxes), by operation of law, or otherwise. 6.11.14 No Acquired Company has a permanent establishment (within the meaning of any applicable Tax treaty or convention or other Tax Applicable Law) or an office or fixed place of business in a country other than the country in which it is organized, and no Acquired Company is subject to Tax in any country (or political subdivision thereof) other than the United States. 6.11.15 No Acquired Company is a party to any joint venture, partnership, or other Contract which is treated as a partnership for U.S. federal income tax purposes, and no Acquired Company owns any interest in any “controlled foreign corporation” (within the meaning of Section 957 of the Code) or “passive foreign investment company” (within the meaning of Section 1297 of the Code). 6.11.16 Each Acquired Company is validly treated as a disregarded entity for U.S. federal income tax purposes (and, where applicable, state and local Tax purposes), and no election has been filed or made prior to the Closing to change such classification for U.S. federal income tax purposes (and, where applicable, state and local Tax purposes). The representations and warranties set forth in this Section 0 and, to the extent related to Taxes or Tax matters of the Acquired Companies, Section 0 are the sole and exclusive representations and warranties in this Agreement related to Taxes or Tax matters of, or with respect to, the Acquired Companies. 6.12 Material Contracts. 6.12.1 Schedule 6.12.1 contains a true, complete and correct list of all Material Contracts, and all amendments, modifications and supplements thereto. 6.12.2 Each Material Contract has been duly authorized and executed, is in full force and effect, and constitutes a legal, valid, binding and enforceable Contract as to the applicable Acquired Company, and to Seller’s Knowledge, the respective counterparties thereto, except, in each case, as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights and subject to general equitable principles. 6.12.3 No Acquired Company has received any written notice or claim of material breach by such Acquired Company of or material default by such Acquired Company under any Material Contract. Except as set forth on Schedule 6.12.3, to Seller’s Knowledge, neither of the Acquired Companies nor any other party is in material breach of or in material default under, any Material Contract. 6.13 Legal Compliance. No Acquired Company is in violation of any Applicable Law, except for violations that would not reasonably be expected to have a Material Adverse Effect.

- 25 - 6.14 Intellectual Property. No Acquired Company owns any patents, trademarks, copyrights or other intellectual property rights. 6.15 Insurance. Schedule 6.15 sets forth a list of the material insurance policies providing coverage for the Acquired Companies (excluding Benefit Plans) (the “Insurance Policies”). Except as set forth in Schedule 6.15, (a) no Acquired Company has received written notice from any insurer under any Insurance Policy disclaiming coverage, reserving rights with respect to a particular claim or such policy in general, or canceling or amending any such policy; (b) no claim has been made in writing and no Action has occurred or is pending in respect of such Insurance Policies of which Seller or any Acquired Company has received written notice; and (c) all such Insurance Policies are in full force and effect. 6.16 Employees. Except as set forth on Schedule 6.16(a), with respect to the Employees, except as would not reasonably be expected to result in material liability to Buyer: (i) each Acquired Company is in compliance with, all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours; (ii) the Employees are not covered by any collective bargaining agreement, project labor agreement, side letter, memorandum of understanding or other agreement with a labor organization or other employee representative; (iii) no Acquired Company has received written notice of any unfair labor practice charge against the Acquired Company; (iv) there is no labor organizing activity, strike, slowdown or stoppage currently occurring, pending or threatened against or affecting any Acquired Company; (v) no Acquired Company nor any of their subsidiaries has caused a plant closing as defined in the WARN Act affecting any site of employment or one or more operating units within any site of employment, or a mass layoff as defined in the WARN Act, nor have any of the foregoing been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar foreign, state or local law; (vi) except for in the ordinary course of business, no Acquired Company has any material liability for any unpaid wages, salaries, wage premiums, overtime, commissions, bonuses, fees, or other compensation to any employees, former employees and current or former independent contractors under applicable law, contract or policy of any Acquired Company; (vii) all employees who are or have been classified as exempt under the Fair Labor Standards Act and any applicable state and local wage and hour laws at any time in the past three (3) years were or have been properly classified as exempt at all times so classified; (viii) in the preceding twelve (12) months to Seller’s Knowledge, no allegations of sexual harassment or sexual misconduct have been made involving any employee or former employee, or any current or former director or officer at the level of vice president or above, or independent contractor of any Acquired Company; and (ix) each Acquired Company has taken all legally required steps to verify the identity and legal entitlement to work of each of its employees in the U.S. and has retained completed copies of Form I-9s for each of its employees in the United States. Schedule 6.16(b) sets forth a true, complete and correct list, as of the date hereof, of the employees of each Acquired Company that Buyer has agreed to hire pursuant to the provisions of Section 0 (each, an “Employee”), including for each individual: (i) the title; (ii) date of hire or engagement, as applicable; (iii) whether each such individual is classified as exempt or non-exempt under the federal Fair Labor Standards Act; and (iv) primary work location. 6.17 Benefit Plans. 6.17.1 Schedule 6.17.1 provides a list of all Benefit Plans. The Seller has provided to Buyer the following documents with respect to each Benefit Plan, as applicable: (i) the governing plan document, including all amendments thereto, and all related trust documents; (ii) a written description of the material terms of any Benefit Plan that is not set forth in a written document; (iii) the most recent summary plan description together with any summary or summaries of material modifications thereto; (iv) the most recent favorable, determination, opinion or advisory letter issued by the IRS; (v) the most three (3) recent annual reports (Form 5500 series and all schedules and financial statements attached thereto) and

- 26 - nondiscrimination testing results; and (vi) all non-routine, written communications relating thereto, including all correspondence within the past three (3) years with the IRS, the Department of Labor or any other Governmental Authority regarding the operation or administration of any Benefit Plan. 6.17.2 (i) Each Benefit Plan (and any related trust or other funding vehicle) (i) has been established, maintained, operated and administered in accordance with its terms in material all respects, and all applicable provisions of ERISA, the Code and other applicable Laws, rules and regulations; (ii) all contributions, premiums and other payments due or required to have been paid by the Seller or Acquired Companies to (or with respect to) any Benefit Plan with respect to the Relevant Service Providers prior to the date of this Agreement have been paid or provided for in accordance with Applicable Laws and the provisions of each Benefit Plan and GAAP; and (iii) to Seller’s Knowledge, neither Seller nor the Acquired Companies have (A) engaged in a nonexempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any Benefit Plan, or (B) breached any fiduciary duty imposed upon it by ERISA with respect to any Benefit Plan. Each Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) (i) has received a favorable determination letter from the IRS as to its qualification or is a prototype, volume submitter, or master plan that has received an opinion or advisory letter from the IRS, and, to the Seller’s Knowledge, no circumstances exist that would reasonably be expected to result in any such letter being revoked; and (ii) each Benefit Plan complies in form and in operation with its material terms and the requirements of the Code, ERISA and all Applicable Laws, and to Seller’s Knowledge nothing has occurred that would or would reasonably be expected to cause the loss of such qualification or the imposition of any Tax liability on the Acquired Companies. 6.17.3 The Acquired Companies and any applicable Benefit Plan have complied in all material respects with the Patient Protection and Affordable Care Act, to the extent applicable, to Relevant Service Provider (or their respective dependents or beneficiaries), including the employer shared responsibility provisions relating to the offer of “affordable” health coverage that provides “minimum essential coverage” to “full-time” employees (as those terms are defined in Section 4980H of the Code and related regulations), and the payment of the applicable penalty, and the applicable employer information reporting provisions under Section 6055 of the Code and Section 6056 of the Code and related regulations. The Acquired Companies are not reasonably expected to incur or be subject to, any Tax, or Liability that may be imposed under the Patient Protection and Affordable Care Act or the Health Care and Education Reconciliation Act of 2010, as amended. 6.17.4 No Action (excluding claims for benefits incurred in the ordinary course) is pending or, to the Seller’s Knowledge, threatened in writing against or with respect to any such Benefit Plan, any trustee or fiduciaries thereof or any of the assets of any trust of any Benefit Plan. No Acquired Company has any Liability for, and, except as otherwise disclosed on Schedule 6.17.1, no Benefit Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any Relevant Service Provider (other than coverage mandated by Section 4980B(f) of the Code or any similar applicable Laws). 6.17.5 Neither the Seller nor the Acquired Companies, nor any ERISA Affiliate, sponsors, maintains, administers or contributes to, or has within the past six (6) years sponsored, maintained, administered or contributed to, or has had or could have any Liability (whether direct or indirect, absolute or contingent and including on account of any ERISA Affiliate) with respect to, any employee benefit plan that (i) provides for defined benefit pension benefits or is subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or subject to Title IV of ERISA; (ii) is a “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) is a “multiple employer plan” (as defined in Section 413(c) of the Code); (iv) is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (v) is a voluntary employee benefit association (as defined in Section 501(a)(9) of the Code); or (vi) is a tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA). Neither

- 27 - the Seller nor any Acquired Company: (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a Liability to the Pension Benefit Guaranty Corporation; or (ii) has engaged in any transaction which would give rise to a Liability under Section 4069 or Section 4212(c) of ERISA. 6.17.6 Except as set forth on Schedule 6.17.6, the execution of this Agreement and the consummation of the transactions contemplated herein will not, by itself or in combination with any other event (regardless of whether that other event has or will occur), result in (i) any payment (whether of severance pay or otherwise) becoming due from or under any Benefit Plan to any Relevant Service Provider, (ii) the increase in the amount of compensation or benefit due or payable to any such person set forth in the preceding clause (i), (iii) the accelerated vesting, funding (through a grantor trust or otherwise) or timing of payment or increases in the amount of any compensation, equity award or other benefit payable to or in respect of any Relevant Service Provider, (iv) require a contribution by the Acquired Companies to any Benefit Plan, (v) restrict the ability of the Acquired Companies to merge, amend or terminate any Benefit Plan, or (vi) result in the forgiveness of any loan to a Relevant Service Provider. 6.17.7 Each Benefit Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been documented and operated in compliance in all material respects with, and the Seller and Acquired Companies have complied in all material respects in practice and operation with, all applicable requirements of Sections 409A of the Code. The Acquired Companies have no current or contingent obligation to indemnify, gross-up, reimburse or otherwise indemnify any Relevant Service Provider for any Taxes, including those imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax law). 6.17.8 No amount or benefit, paid or payable to Relevant Service Provider, individually or together with any other payment or benefit, that could be received (whether in cash, property or the vesting of property) to the Relevant Service Provider, as a result of the transactions contemplated by this Agreement, either alone or in combination with another subsequent event, will result in such compensation not being deductible by reason of Section 280G of the Code or subject such compensation to excise tax under Section 4999 of the Code. 6.18 Financial Statements. 6.18.1 Set forth on Schedule 6.18 are the unaudited balance sheets of each Acquired Company as of December 31, 2024 (the “Most Recent Balance Sheet” and the date thereof, the “Most Recent Balance Sheet Date”), and the related unaudited statements of operations of each Acquired Company for the year then ended (collectively, the “Financial Statements”). 6.18.2 Except as disclosed on Schedule 6.18, the Financial Statements (i) have been prepared in accordance with the books and records of the Acquired Companies, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein or required by changes in GAAP) and the absence of footnote disclosures required by GAAP and (iii) fairly present in all material respects the financial condition and results of operations of each Acquired Company at the respective dates and for the respective periods described above. 6.18.3 Since the Most Recent Balance Sheet Date, no Acquired Company has incurred any material liability that would be required under GAAP to be reflected on a balance sheet of the Acquired Companies prepared in accordance with GAAP applied on a basis consistent with the Most Recent Balance Sheet, other than any such liabilities or obligations (i) incurred in the ordinary course of business, (ii)

- 28 - incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents, (iii) ordinary course obligations with respect to Material Contracts, (iv) other undisclosed liabilities that individually, or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies or (v) described on Schedule 6.18. 6.19 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 0 AND THIS ARTICLE 0 (INCLUDING THE RELATED PORTIONS OF SELLER’S DISCLOSURE SCHEDULES), NONE OF SELLER, THE ACQUIRED COMPANIES NOR ANY OTHER PERSON HAS MADE OR MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER WRITTEN OR ORAL, ON BEHALF OF SELLER OR THE ACQUIRED COMPANIES, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE ACQUIRED COMPANIES FURNISHED OR MADE AVAILABLE TO BUYER AND ITS REPRESENTATIVES (INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL DELIVERED TO BUYER OR MADE AVAILABLE TO BUYER IN THE DATA ROOM, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS) OR AS TO THE FUTURE REVENUE, PROFITABILITY OR SUCCESS OF THE ACQUIRED COMPANIES, OR ANY REPRESENTATION OR WARRANTY ARISING FROM STATUTE OR OTHERWISE IN LAW. THE MEMBERSHIP INTERESTS AND THE ACQUIRED COMPANIES ARE BEING SOLD HEREUNDER ON AN “AS-IS,” “WHERE IS” BASIS. SELLER MAKES NO IMPLIED WARRANTIES OF MERCHANTABILITY, USAGE, OR SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF BUYER AND TERAWULF Buyer represents and warrants to Seller, subject to any qualification set forth in the Buyer’s Disclosure Schedules, the following as of the Closing Date (unless another date is specified therein): 7.1 Organization, Authority, Validity and Non-Contravention of Buyer. 7.1.1 Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to carry on its business as it is currently conducted except where such failure would not, in the aggregate, reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or consummate the Transactions. 7.1.2 Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Buyer Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Agreements to which Buyer is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Buyer. 7.1.3 This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights and subject to general equitable principles. Upon execution and delivery of the Buyer Ancillary Agreements to which Buyer is a party, each of the Buyer Ancillary Agreements will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited

- 29 - by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights and subject to general equitable principles. 7.1.4 Except as set forth on Schedule 7.1.4, the execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer does not and will not (a) conflict with, result in a breach of, or constitute or default under any of Buyer’s Organizational Documents, (b) violate or result in a breach of any Material Contract to which Buyer is a party or by which any of Buyer’s Assets are bound; or (c) assuming receipt of the Buyer Consents, to the knowledge of Buyer, violate any Applicable Law except, in the case of clauses (b) and (c), for such violations as would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or consummate the Transactions. 7.2 Organization, Authority, Validity and Non-Contravention of TeraWulf. 7.2.1 TeraWulf is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. TeraWulf has all requisite corporate power and authority to carry on its business as it is currently conducted except where such failure would not, in the aggregate, reasonably be expected to result in a material adverse effect on TeraWulf’s ability to perform its obligations hereunder or consummate the Transactions. 7.2.2 TeraWulf has all requisite corporate power and authority to execute and deliver this Agreement and the Buyer Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by TeraWulf of this Agreement and the Buyer Ancillary Agreements to which TeraWulf is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of TeraWulf. 7.2.3 This Agreement has been duly executed and delivered by TeraWulf and constitutes the legal, valid and binding obligation of TeraWulf, enforceable against TeraWulf in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights and subject to general equitable principles. Upon execution and delivery of the Buyer Ancillary Agreements to which TeraWulf is a party, each of the Buyer Ancillary Agreements will constitute the legal, valid and binding obligation of TeraWulf, enforceable against TeraWulf in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights and subject to general equitable principles. 7.2.4 Except as set forth on Schedule 7.2.4, the execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by TeraWulf does not and will not (a) conflict with, result in a breach of, or constitute or default under any of TeraWulf’s Organizational Documents, (b) violate or result in a breach of any Material Contract to which TeraWulf is a party or by which any of TeraWulf’s Assets are bound; or (c) assuming receipt of the Buyer Consents, to the knowledge of TeraWulf, violate any Applicable Law except, in the case of clauses (b) and (c), for such violations as would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on TeraWulf’s ability to perform its obligations hereunder or consummate the Transactions. 7.3 No Adverse Order or Injunctions. There is no (a) Action or (b) judgment, order, writ, prohibition, injunction or decree of any court or other Governmental Authority outstanding or, in each case, to the knowledge of Buyer, or TeraWulf threatened against such party that questions or challenges the validity of this Agreement or any of the Buyer Ancillary Agreements or such party’s execution, delivery or performance of this Agreement or any of the Buyer Ancillary Agreements to which it is a party.

- 30 - 7.4 Solvency. No petition or notice has been presented, no order has been made and no resolution has been passed for the bankruptcy, liquidation, winding-up or dissolution of Buyer. No receiver, trustee, custodian or similar fiduciary has been appointed over the whole or any part of Buyer’s Assets or the income of Buyer. Buyer has no plan or intention of, or has received any notice that any other Person has any plan or intention of, filing, making or obtaining any such petition, notice, order or resolution or of seeking the appointment of a receiver, trustee, custodian or similar fiduciary. 7.5 Third Party Consents. Except as set forth on Schedule 7.5 (the “Buyer Consents”), there are no Consents of or to Persons, including Governmental Authorities, that are required in connection with the execution and delivery by Buyer or TeraWulf of this Agreement or any of the Buyer Ancillary Agreements, the performance of the obligations of Buyer or TeraWulf hereunder or thereunder or the consummation by Buyer or TeraWulf of the Transactions. 7.6 Sufficiency of Funds; Common Stock. Buyer has sufficient cash on hand or other sources of, or access to, immediately available funds to enable it to satisfy all of its payment obligations required hereby and to consummate the Transactions. All Common Stock issued to Seller hereunder, including the Closing Common Stock and Common Stock issued pursuant to Earnout Consideration will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights, will have the rights, preferences and privileges specified in the Organizational Documents of TeraWulf, and will, in the hands of Seller and its Affiliates, be free of any liens, other than restrictions on transfer pursuant to applicable securities Laws. No Common Stock issued to Seller hereunder will be subject to any restrictions on transfer other than pursuant to applicable securities Laws. The Common Stock issued to Seller hereunder is registered pursuant to Section 12(b) of the Exchange Act and is listed on the Nasdaq, and TeraWulf has not taken (and, to the Knowledge of TeraWulf, no Person has taken) any action designed to, or which to the Knowledge of TeraWulf, is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has TeraWulf received any notification that the Commission is contemplating terminating (or seeking to terminate) such registration or listing. 7.7 Independent Investigation. Buyer and TeraWulf each has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) of the Acquired Companies and their respective Assets, and acknowledges that it has been provided access to the personnel, properties, Assets, premises, books and records, and other documents and data of Seller and the Acquired Companies as Buyer and TeraWulf each has deemed necessary and appropriate in order for such party to investigate to its satisfaction the business and properties of the Acquired Companies and to make an informed investment decision to purchase the Membership Interests and to enter into this Agreement. Buyer and TeraWulf (either alone or together with its advisors) has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its purchase of the Membership Interests and is capable of bearing the risks of such purchase. Each of Buyer and TeraWulf acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, such party has relied solely upon its own investigation and examination without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller except as expressly set forth in the express representations and warranties of Seller set forth in 0 and 0 of this Agreement (including the related portions of Seller’s Disclosure Schedules); and (b) none of Seller, the Acquired Companies nor any other Person has made any express or implied representation or warranty as to Seller, the Acquired Companies or this Agreement, except as expressly set forth in 0 and 0 of this Agreement (including the related portions of Seller’s Disclosure Schedules). 7.8 Brokers. None of Buyer, TeraWulf nor any of their respective Affiliates has engaged any broker, finder or agent in connection with the Transactions so as to give rise to any claim against Seller or

- 31 - any of its Affiliates (including, prior to the Closing, the Acquired Companies) for any brokerage or finder’s commission, fee or similar compensation. 7.9 Forward Looking Information. Buyer and TeraWulf each recognizes that its investment in the Membership Interests involves substantial risks. Buyer and TeraWulf each acknowledges that (a) any financial projections that may have been provided to it are based on assumptions of operating results and, therefore, represent an estimate of future results based on assumptions about certain events (many of which are beyond the control of Seller or the Acquired Companies) and (b) no representation or warranty has been made, and Buyer and TeraWulf has not relied on any representation or warranty, as to the accuracy of any projections, estimates or budgets, future revenues, future results from operations, future cash flows, the future condition (whether financial or other) of the Acquired Companies, or the businesses or Assets thereof, or, except as expressly set forth in this Agreement, any other information or documents made available to Buyer and TeraWulf, its Affiliates or its or their respective Representatives. Buyer and TeraWulf each understands that no assurances or representations can be given that the actual results of the operations of the Acquired Companies will conform to the projected results for any period. Buyer, TeraWulf and their respective Representatives, acknowledge and agree that neither Seller nor any of its Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in 0 and 0, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the Assets of the Acquired Companies. 7.10 Compliance with Laws. Buyer is not in violation of any Applicable Law, except for violations that would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or consummate the Transactions. 7.11 Investment. Buyer is aware that the Membership Interests being acquired by Buyer pursuant to the Transactions have not been registered under the Securities Act or under any state securities laws. Buyer is not an underwriter, as such term is defined under the Securities Act, and Buyer is purchasing the Membership Interests for its own account solely for investment and not with a view toward, or for sale in connection with, any distribution thereof within the meaning of the Securities Act, nor with any present intention of distributing or selling any of the Membership Interests. Buyer and its Affiliates acknowledge that none of them may sell or otherwise dispose of the Membership Interests except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities laws. Buyer is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act. ARTICLE 8 COVENANTS AND AGREEMENTS OF THE PARTIES 8.1 Confidential Information. 8.1.1 Seller will hold, and will use commercially reasonable efforts to direct its Representatives who have received Buyer Confidential Information to hold in confidence all confidential and proprietary information and documents relating to the Acquired Companies in connection with the Transactions (the “Buyer Confidential Information”) until the third (3rd) anniversary of the Closing Date; provided, that nothing in this Section 0 shall apply to any information (a) to the extent requested or required to be disclosed by Applicable Law or a Governmental Authority (provided that, to the extent legally permitted and reasonably practical, Seller agrees (i) to give Buyer prompt written notice of such request or requirement prior to making such disclosure to permit Buyer to seek (at Buyer’s sole expense) a protective order or other appropriate remedy should it so determine and (ii) use commercially reasonable efforts to take, at the reasonable request and sole expense of Buyer, all such actions as may be reasonably necessary

- 32 - to resist or narrow the scope of such disclosure), (b) to the extent necessary to be disclosed in connection with any Action or any dispute with respect to this Agreement (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any Action), (c) to the extent that such document or information is within the public domain, or becomes within the public domain other than as a result of a breach of this Section 0 by Seller, or its Representatives, (d) to the extent any such information was or becomes available to Seller or any of its Representatives on a non-confidential basis and from a source (other than Buyer or any of the Acquired Companies or its or their respective Representatives) that is not bound by a confidentiality agreement with respect to such information, and (e) in respect of disclosures to its Affiliates and its and their respective officers, directors, agents, employees, consultants, legal counsel, accountants, lenders, investors, prospective lenders or investors, or other Representatives (provided, that Seller informs each such Person who has access to such confidential and proprietary information and documents of the confidential nature thereof, the terms of this Agreement, and that such terms apply to them). 8.1.2 Buyer and TeraWulf will each hold, and will use commercially reasonable efforts to direct its Affiliates and its and their Representatives who have received Seller Confidential Information to hold in confidence all confidential and proprietary information and documents relating to Seller and its Affiliates (the “Seller Confidential Information”) until the third (3rd) anniversary of the Closing Date; provided, that nothing in this Section 0 shall apply to any information (a) to the extent requested or required to be disclosed by Applicable Law or a Governmental Authority (provided that, to the extent legally permitted and reasonably practical, Buyer and TeraWulf agree (i) to give Seller prompt written notice of such request or requirement prior to making such disclosure to permit Seller to seek (at Seller’s sole expense) a protective order or other appropriate remedy should it so determine and (ii) use commercially reasonable effort to take, at the reasonable request and sole expense of Seller, all such actions as may be reasonably necessary to resist or narrow the scope of such disclosure), (b) to the extent necessary to be disclosed in connection with any Action or any dispute with respect to this Agreement (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any Action), (c) to the extent that such document or information is within the public domain, or becomes within the public domain other than as a result of a breach of this Section 0 by Buyer, its Affiliates or Representatives, (d) to the extent any such information was or becomes available to Buyer or its Affiliates or any of its or their respective Representatives on a non-confidential basis and from a source (other than Seller or any of its Affiliates or the Acquired Companies or its or their respective Representatives) that is not bound by a confidentiality agreement with respect to such information, and (e) in respect of disclosures to its Affiliates and its and their respective officers, directors, agents, employees, consultants, legal counsel, accountants, lenders, investors, prospective lenders or investors, or other Representatives (provided, that Buyer informs each such Person who has access to such confidential and proprietary information and documents of the confidential nature thereof, the terms of this Agreement, and that such terms apply to them). 8.2 Public Announcements. No press or other public announcement, or public statement or comment related to this Agreement, the other Transaction Documents, the Acquired Companies, or the Transactions (collectively, a “Public Statement”) may be issued by or on behalf of either Party without the prior written approval of the other Party, except to the extent required by Applicable Law (in the reasonable opinion of counsel), in which case the other Parties shall have the right to review such Public Statement prior to issuance, distribution or publication and the Party issuing the Public Statement shall incorporate any comments or changes reasonably requested by the other Parties to the extent legally permissible and reasonably practical. 8.3 Books and Records; Post-Closing Access to Certain Information.

- 33 - 8.3.1 Seller shall be entitled to retain copies of the Books and Records delivered to Buyer under this Agreement to the extent required to comply with Applicable Law, in connection with preparation of its Tax Returns, in respect of Seller’s internal document retention policies or to the extent stored in electronic back-up media systems. 8.3.2 Additionally, Buyer shall promptly provide access to Seller and its Representatives to information relating to Seller or any of its Affiliates, in the possession or under the control of the Acquired Companies or its Representatives that Seller reasonably requests from time to time after Closing to the extent that any information, materials, or correspondence relates to Seller’s prior ownership of the Acquired Companies or Seller’s other Affiliates, or for legal, accounting, Tax, or regulatory purposes. Notwithstanding the foregoing, to the extent that any such requests would violate, jeopardize, waive or otherwise implicate attorney client privilege, the attorney work product doctrine or similar privilege, the Parties will work together in good faith to provide such access without negative impact any such privilege. 8.4 Privileged Matters. 8.4.1 The Parties recognize that from time to time prior to Closing professional services have been provided by Seller, its Affiliates and their respective Representatives, to the Acquired Companies, and that such services may have included services (i) in which information has been shared between such parties and their Representatives subject to common interest understandings or agreements and/or (ii) provided solely for the benefit of either the Acquired Companies or Seller and its Affiliates. The Parties agree that any determination as to the nature of such services after Closing will be made mutually by the Parties in good faith (as and when applicable). 8.4.2 With respect to information shared pursuant to common interest understandings or agreements as described in Section 0 above, the Parties agree to cooperate in connection with all decisions regarding preserving privilege that may be asserted under Applicable Law. 8.4.3 With respect to services determined reasonably and in good faith by the Parties to have been provided solely to Seller or its Affiliates other than the Acquired Companies prior to Closing, the Parties agree that Seller (or its Affiliate(s)) shall be deemed to be the client with respect to such services for the purposes of asserting all privileges that may be asserted under Applicable Law. Seller shall be entitled, in perpetuity, to control the assertion or waiver of all legal privilege in connection with privileged information that relates solely to Seller or its Affiliates (other than the Acquired Companies), or its assets, operations, liabilities, employees or Representatives, in any lawsuits or other proceedings initiated by or against the Acquired Companies, in each case, whether or not the privileged information is in the possession of or under the control of Seller, Buyer, or any Acquired Company. 8.4.4 Notwithstanding the foregoing or anything else in this Agreement, all communications, all files, attorney notes, drafts or other documents involving attorney-client confidences among any of Seller or any of its Affiliates, including, the Acquired Companies, on the one hand, and Bracewell LLP (“Bracewell”) and/or Buchanan Ingersoll and Rooney PC (“Buchanan”), on the other hand, in the course of the consideration, negotiation and documentation of this Agreement and the Transaction Documents and the transaction or other communications, documents or information that is subject to an attorney-client privilege held by Seller or any of its Affiliates, including the Acquired Companies (collectively, “Work Product”) shall be deemed to be attorney-client confidences that belong solely to Seller and not Buyer nor any of its Affiliates (including the Acquired Companies after the Closing). In any dispute or Action, Buyer waives (on its own behalf and on behalf of its Affiliates) the right to use or rely upon any Work Product. Buyer waives the right to access any Work Product. To the extent that any Work Product is in Bracewell’s or Buchanan’s possession as of the Closing Date, Buyer acknowledges and agrees

- 34 - that such Work Product may be used on behalf of Seller exclusively at the sole discretion of Seller. To the extent Buyer or its Affiliates has in their possession following the Closing any Work Product, Buyer agrees on behalf of itself and its Affiliates that such information and documents are solely held in trust for the benefit of Seller. Buyer further agrees (on its own behalf and on behalf of its Affiliates) that, as to the Work Product, the attorney-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and shall not pass to or be claimed by Buyer, the Acquired Companies or TeraWulf. Each party hereto shall take the steps necessary to ensure any privilege attaching as a result of Bracewell’s and Buchanan’s service as counsel to Seller or the Acquired Companies in connection with the transactions contemplated by this Agreement and the Transaction Documents will survive the Closing, remain in effect, and be assigned to and controlled by Seller and its Affiliates (and not Buyer, TeraWulf, the Acquired Companies nor any of their respective Affiliates). 8.5 Earnout Consideration; Registration Rights Agreement. Immediately upon achieving the applicable Earnout Milestone, TeraWulf will deliver the Common Stock constituting the Earnout Consideration to Seller pursuant to Section 0, timely file all required notices and other documents and otherwise comply with all applicable rules related to the listing on Nasdaq of the Common Stock, and the Registration Rights Agreement will apply to the Common Stock issued to Seller as Earnout Consideration. 8.6 Director and Officer Indemnification. 8.6.1 Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Acquired Companies now existing in favor of each individual (including any Employee) who is now, or has been at any time prior to the Closing Date, included in or covered by “director and officer insurance” or any similar contractual or insurance protections prior to Closing, which shall include, for the avoidance of doubt, all officers, directors, managers and senior financial, legal, tax and accounting personnel (or similar positions) of an Acquired Company, including as provided in the Organizational Documents of each Acquired Company, in each case as in effect on the Closing Date, or pursuant to any other agreements in effect on the Closing Date, shall survive the Closing and shall continue in full force and effect in accordance with their respective terms. 8.6.2 Each Acquired Company shall, and Buyer shall cause each Acquired Company to (i) maintain in effect for a period of six (6) years after the Closing, the current policies of directors’ and officers’ liability insurance maintained by each Acquired Company immediately prior to the Closing (provided that each Acquired Company may substitute therefor policies, of at least similar coverage and amounts and containing terms and conditions that are not less advantageous to the managers and officers of such Acquired Company when compared to the insurance maintained by such Acquired Company as of the Closing Date), or (ii) obtain as of the Closing “tail” insurance policies with a claims period of six (6) years from the Closing with at least similar coverage and a limit of Five Million Dollars ($5,000,000.00), and containing terms and conditions that are not less advantageous to the managers and officers of the Acquired Company when compared to the insurance maintained by the Acquired Company as of the Closing Date, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing (including in connection with the transactions contemplated by this Agreement). 8.6.3 The obligations of Buyer and each Acquired Company under this Section 0 shall not be terminated or modified in such a manner as to adversely affect any manager, director or officer to whom this Section 0 applies without the consent of such affected manager, director or officer (it being expressly agreed that the managers and officers to whom this Section 0 applies shall be third-party beneficiaries of this Section 0, each of whom may enforce the provisions of this Section 0). 8.6.4 In the event Buyer, an Acquired Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving

- 35 - corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its Assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Acquired Company, as the case may be, shall assume all of the obligations set forth in this Section 0. No such consolidation, merger, transfer or conveyance shall relieve Buyer of its obligations under this Agreement. 8.7 Employees; Employee Benefits. 8.7.1 During the period beginning on the Closing Date and ending no earlier than the first (1st) anniversary thereof, Buyer shall ensure that each Employee shall receive (i) base pay or wage rate no less than the Employee’s base pay or wage rate, as applicable, as in effect immediately prior to the Closing, and (ii) incentive compensation, bonus opportunities, retirement benefits, health and welfare benefits and fringe benefits, (other than any severance benefits, retiree or post-termination health or welfare benefits, defined benefit pension benefits, incentive compensation, deferred compensation, incentive equity, equity based, retention, sale bonus, change in control or other similar special or non-recurring compensation) that are substantially comparable in the aggregate to those offered by an Acquired Company immediately prior to the Closing. For the avoidance of doubt, nothing herein shall (i) require Buyer to ensure the continued provision of the forgoing to Employees following departures or terminations of Employees in the case of voluntary departures and, consistent with past practice, part-time and temporary positions or (ii) impact any existing grants or awards (or eligibility therefor) of any Employee under the TeraWulf 2021 Omnibus Incentive Plan. 8.7.2 From and after the Closing Date, Buyer shall use commercially reasonable efforts to recognize, for all purposes under all compensation and benefit plans, programs and arrangements made available after Closing by Buyer or its Affiliates and in which an Employee participates or is otherwise a party to (“Buyer Plans”), such Employee’s service with the Acquired Company and its ERISA Affiliates through the Closing, but only to the extent such crediting would not result in a duplication of benefits for the same period of service. 8.7.3 Notwithstanding any other provision of this Agreement, as soon as reasonably practicable following the Closing, Buyer shall permit each Employee to participate in a tax-qualified defined contribution retirement plan established or designated by Buyer or its applicable Affiliate (“Buyer 401(k) Plan”). Buyer agrees to cause the Buyer’s 401(k) Plan to allow each Employee to make a direct rollover to the Buyer 401(k) Plan of the account balance of such Employee (including promissory notes evidencing any outstanding loans) under the applicable Benefit Plan if such direct rollover is elected in accordance with Applicable Law by such Employee. 8.7.4 From and after the Closing Date, Buyer shall, or shall cause its applicable Affiliate to use commercially reasonable efforts to, with respect to all Buyer Plans designed to provide welfare benefits (“Buyer Welfare Plans”): (i) cause all pre-existing condition, waiting period, evidence of insurability and similar limitations that otherwise would be applicable to an Employee and his or her covered dependents to be waived to the extent satisfied under a Benefit Plan immediately prior to the Closing Date, (ii) cause all participation waiting periods under each Buyer Welfare Plan that would otherwise be applicable to such Employee to be waived to the same extent waived or satisfied under the Benefit Plan comparable to such Buyer Welfare Plan immediately prior to the Closing Date or, if later, immediately prior to such Employee’s commencement of participation in such Buyer Welfare Plan, and (iii) cause all co-payments and deductibles paid by Employees under the Benefit Plans in the plan year in which participation in the applicable Buyer Welfare Plan commences, to be credited for purposes of satisfying any applicable deductible or out of pocket requirement under any such Buyer Welfare Plan. Notwithstanding the foregoing, Buyer shall use commercially reasonable efforts to ensure that all Employees and their eligible dependents shall be eligible to participate in all Buyer Welfare Plans upon the

- 36 - Closing Date, unless the comparable Benefit Plan of the Acquired Company remains in place after Closing, in which case Buyer shall use commercially reasonable efforts to ensure that Employees and their eligible dependents shall be eligible to participate in a comparable Buyer Welfare Plan when the comparable Benefit Plan of the Acquired Companies is terminated. 8.7.5 From the Closing Date until the tenth (10th) anniversary of the Closing Date, TeraWulf shall fund the Eligible Employee Trust annually with an amount equal to two percent (2%) of the annual capital expenditures of TeraWulf and its subsidiaries, as calculated in accordance with accounting principles generally accepted in the United States (U.S. GAAP) for the development and build out of high- performance computing and artificial intelligence data centers, as determined in good faith by the Board of Directors of TeraWulf. 8.7.6 This Section 0 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 0, express or implied, shall confer upon any other Person (including any Employee) any rights or remedies of any nature whatsoever under or by reason of this Section 0. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any Benefit Plan or to limit the right of any Party to amend, terminate or otherwise modify any Benefit Plan except to the extent permitted or required under the terms of this Section 0. The Parties acknowledge and agree that the terms set forth in this Section 0 shall not create any right in any Employee or any other Person to any offer of employment or continued employment with Buyer, the Acquired Companies or any of their Affiliates. 8.8 Right to use “Beowulf” Name. 8.8.1 Seller hereby grants Buyer, TeraWulf and the Acquired Companies a limited, non-exclusive, non-transferable, and non-sublicensable right during the Services Period (as defined in the Transition Services Agreement) to use the name “Beowulf” (the “Trade Name”) for the purposes of operating the Acquired Companies. 8.8.2 Upon expiration of the Services Period, each of Buyer, TeraWulf and the Acquired Companies shall immediately cease all use of the Trade Name, including but not limited to branding, marketing materials, domain names, signage, and any other form of public or private representation. Buyer and TeraWulf shall take all necessary steps to rebrand the business and discontinue any association with the Trade Name. 8.8.3 Seller retains all rights, title, and interest in and to the Trade Name, and nothing in this Agreement shall be construed as transferring ownership of the Trade Name to Buyer, TeraWulf, any Acquired Company or other person. 8.8.4 For the avoidance of doubt, Seller is not selling, assigning, transferring, licensing or otherwise relinquishing any common law trademark or other rights relating to the Trade Name. 8.9 Further Assurances. At any time, and from time to time after the Closing Date, at Buyer’s reasonable request, Seller shall promptly execute, acknowledge and deliver all such further acts, assurances and instruments of sale, transfer, conveyance, assignment and confirmation as are reasonably required, and take all such other actions as Buyer may reasonably request, to transfer, convey, deliver, assign and confirm Buyer’s right, title and interest to the Membership Interests and to otherwise effect the Transactions.

- 37 - ARTICLE 9 INDEMNIFICATION 9.1 Indemnity by Seller. From and after the Closing, Seller shall indemnify, defend, reimburse and hold harmless Buyer and Buyer’s Affiliates (including the Acquired Companies and TeraWulf), together with their respective members, shareholders, managers, directors, officers, employees, agents, advisors, attorneys, accountants and consultants (each a “Buyer Indemnified Party”) from and against any and all claims, damages, awards, settlement payments, losses, costs and expenses (including reasonable outside legal expenses) (collectively, the “Losses”) to which any Buyer Indemnified Party becomes subject, which Losses arise out of or are incurred in connection with any of the following: 9.1.1 any breach or inaccuracy of any representation or warranty made by Seller in this Agreement; 9.1.2 any material breach of any covenant, agreement or obligation of Seller contained in this Agreement; and 9.1.3 any Pre-Closing Taxes. 9.2 Indemnity by Buyer. From and after the Closing, Buyer and TeraWulf shall jointly and severally indemnify, defend, reimburse and hold harmless Seller and its Affiliates, together with their respective members, shareholders, managers, directors, officers, employees, agents, advisors, attorneys, accountants and consultants (each a “Seller Indemnified Party”) from and against any and all Losses to which any Seller Indemnified Party becomes subject, which Losses arise out of or are incurred in connection with any of the following: 9.2.1 any breach or inaccuracy of any representation or warranty made by Buyer or TeraWulf in this Agreement; and 9.2.2 any material breach of any covenant, agreement or obligation of Buyer or TeraWulf contained in this Agreement. 9.3 Survival. Each covenant and agreement of the Parties that is contained in this Agreement will survive the Closing pursuant to the terms of such covenant or agreement, if specified, or if not so specified until the date such covenants and agreements are fully performed. The representations and warranties set forth by each Party in this Agreement shall survive for twelve (12) months after the Closing (the “Indemnity Period”), provided that the Fundamental Representations set forth by each Party in this Agreement shall survive for five (5) years (the “Fundamental Indemnity Period”) and the representations and warranties set forth in Section 0 (Tax Matters) shall survive for three (3) years (the “Tax Rep. Indemnity Period”). No Claim for indemnification under this 0 for the breach of a representation of warranty by a Party may be asserted following the expiration of the Indemnity Period, Fundamental Indemnity Period, or Tax Rep. Indemnity Period, as applicable, related to such representation or warranty; provided, however, that as to any matters with respect to which a bona fide Claim Notice shall have been given or an action at law or in equity shall have commenced before the end of the Indemnity Period, Fundamental Indemnity Period, or Tax Rep. Indemnity Period, as applicable, such representations and warranties shall continue to survive (but only with respect to, and to the extent of, such Claim) until the date of the final resolution of such Claim or action, including all applicable periods for appeal.

- 38 - 9.4 Limitation of Liability. 9.4.1 Seller shall have no obligation to indemnify a Buyer Indemnified Party in connection with any single item or group of related items that results in Losses incurred that are subject to indemnification by the Buyer Indemnifying Party pursuant to Section 0 of less than Seventy Five Thousand Dollars ($75,000); provided that the limitation set forth in this Section 0 shall not apply to Losses resulting from, arising out of, or relating to Fraud. 9.4.2 Seller shall have no obligation to indemnify a Buyer Indemnified Party until the aggregate amount of all Losses incurred that are subject to indemnification by the Buyer Indemnifying Party pursuant to Section 0 equals or exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the “Deductible”) (and then the indemnity shall be for such full amount of Losses); provided that the Deductible shall not apply to Losses resulting from, arising out of or relating to Fraud. 9.4.3 Notwithstanding anything to the contrary contained herein, the maximum aggregate liability of Seller under Section 0 shall not exceed an amount equal to Six Million Dollars ($6,000,000) (the “Cap”); provided that foregoing limitation shall not apply to Losses resulting from, arising out of or relating to Fraud or breach of Fundamental Representations or the representations and warranties set forth in Section 0 (Tax Matters), which shall have a maximum aggregate liability equal to the Cash Closing Payment. 9.4.4 EXCEPT FOR BREACHES OF A PARTY’S CONFIDENTIALITY OBLIGATIONS, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, DIMINUTION OF VALUE, LOST PROFITS OR SPECULATIVE DAMAGES OR PUNITIVE DAMAGES OF ANY CHARACTER, RESULTING FROM, ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY INCIDENT TO ANY ACT OR OMISSION OF A PARTY RELATED TO THE PROVISIONS OF THIS AGREEMENT, IRRESPECTIVE OF WHETHER CLAIMS OR ACTIONS FOR SUCH LOSSES ARE BASED UPON CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR ANY OTHER THEORY AT LAW OR EQUITY AND THE PARTIES AGREE THAT THE DEFINITION OF “LOSSES” SHALL NOT INCLUDE OR BE DEEMED TO INCLUDE ANY OF THE FOREGOING. 9.4.5 No Buyer Indemnified Party shall be entitled to indemnification for any Losses pursuant to this 0 based on or arising out of any inaccuracy in or breach of the representations or warranties of Seller contained in this Agreement if Buyer had knowledge of such inaccuracy or breach prior to the Closing. 9.4.6 Notwithstanding the foregoing, the limitations set forth in Section 0, Section 0 and Section 0 shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation or of any of the representations and warranties set forth in Section 0 (Tax Matters). 9.4.7 For purposes of this Section 0 (including for purposes of determining the existence of any inaccuracy in, or breach of, any representation or warranty and for calculating the amount of any Loss with respect thereto), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty. 9.5 Exclusive Remedy. Except for Claims based on Fraud, the rights of any Buyer Indemnified Party or Seller Indemnified Party under this 0 shall be the exclusive remedy of each such Indemnified Party with respect to any monetary claims resulting from or relating to any misrepresentation, breach of warranty

- 39 - or failure to perform any covenant or agreement contained in this Agreement; provided, however, that the foregoing shall not limit the availability to any Party of injunctive and other equitable relief with respect to any breach of this Agreement, including a claim for specific performance. 9.6 Indemnification Procedures. 9.6.1 If a Buyer Indemnified Party or Seller Indemnified Party seeks indemnification under this 0 (in either case, the “Indemnified Party”), the Indemnified Party shall give written notice (a “Claim Notice”) to the Party from which it seeks the indemnity (the “Indemnifying Party”) as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this 0 (a “Claim”). The failure of the Indemnified Party to give a Claim Notice to the Indemnifying Party hereunder shall not affect such Indemnified Party’s rights to indemnification hereunder, except to the extent (a) that the Indemnifying Party is materially prejudiced by such failure or (b) the Indemnified Party fails to notify the Indemnifying Party of such claim for indemnification in accordance herewith prior to the expiration of the applicable survival period. Each Claim Notice shall state that such Indemnified Party believes that such Indemnified Party is entitled to indemnification, compensation or reimbursement under Section 0 or Section 0, as the case may be, and contain a brief description of the circumstances supporting such belief that such Indemnified Party is so entitled to indemnification, compensation or reimbursement and shall, to the extent possible, contain a good faith, non-binding, preliminary estimate of the amount of Losses such Indemnified Party claims to have so incurred or suffered. 9.6.2 If any Claim in respect of which an Indemnified Party might seek indemnity under this 0 is asserted against such Indemnified Party by a Person other than a Party hereto (a “Third Party Claim”), the Indemnified Party shall give a Claim Notice, including copies of all relevant pleadings, documents and information, to the Indemnifying Party within ten (10) Business Days following the receipt of notice of the Third Party Claim by the Indemnified Party. 9.6.3 Upon receipt by the Indemnifying Party of a Claim Notice in respect of a Third Party Claim, the Indemnifying Party shall be entitled to (a) assume and have sole control over the defense of such Third Party Claim at its sole cost and expense (subject to the provisions of this Section 0) and with its own counsel if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party; provided, that (i) the Indemnifying Party’s retention of counsel shall be subject to the written consent of the Indemnified Party (to the extent not covered by an existing conflict waiver) if such counsel creates a conflict of interest under applicable standards of professional conduct or an unreasonable risk of disclosure of confidential information concerning an Indemnified Party, which consent shall not be unreasonably withheld, conditioned, or delayed and (ii) the Indemnifying Party shall not be entitled to assume and have control over such defense if such Third Party Claim arises in connection with a criminal proceeding (provided, that the Indemnifying Party shall be entitled to participate in such defense, with counsel reasonably acceptable to the Indemnified Party, at such Indemnifying Party’s sole cost and expense); and (b) negotiate a settlement or compromise of such Third Party Claim; provided, that if such settlement or compromise does not include a full and unconditional waiver and release by the third party of all applicable Indemnified Parties without any cost or liability of any nature whatsoever to such Indemnified Parties, such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. If, within thirty (30) days of receipt from an Indemnified Party of any Claim Notice with respect to a Third Party Claim, the Indemnifying Party (x) advises such Indemnified Party in writing that the Indemnifying Party does not elect to defend, settle or compromise such Third Party Claim, (y) is not entitled to assume and control the defense of such Third Party Claim or (z) fails to make such an election in writing, then such Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such Third Party Claim; provided, that any such settlement or compromise shall be permitted hereunder

- 40 - only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. Each Indemnified Party shall make available to the Indemnifying Party all information reasonably available to such Indemnified Party relating to such Third Party Claim, except as may be prohibited by Applicable Law. In addition, the Parties shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such Third Party Claim. The Party in charge of the defense shall keep the other Party fully apprised at all times at its request as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying Party elects to defend any such Third Party Claim, then the Indemnified Party shall be entitled to participate in such defense with counsel reasonably acceptable to the Indemnifying Party at such Indemnified Party’s sole cost and expense. In the event the Indemnified Party assumes the defense of (or otherwise elects to negotiate or settle or compromise) any such Third Party Claim, the Indemnifying Party shall reimburse the Indemnified Party for all reasonable costs and expenses incurred by the Indemnified Party in connection with such defense (or negotiation, settlement or compromise). Notwithstanding the foregoing, if it is determined that the Indemnifying Party is failing to vigorously prosecute or defend a Third Party Claim, then, upon notice to the Indemnifying Party, the Indemnified Party may, in its sole discretion, retain counsel satisfactory to it and assume such defense on behalf of and for the sole account and risk of the Indemnifying Party, in which case (A) the Indemnifying Party shall pay all reasonable and documented fees and expenses of such counsel for the Indemnified Party and (B) the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any such matter; provided, that any settlement or compromise of any such Third Party Claim by the Indemnified Party shall be only be permitted with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. 9.6.4 This Section 0 and Section 0 shall not apply to Seller Tax Contests, Buyer Tax Contests, or Tax Contests, which shall be governed by Section 0. 9.7 Subrogation. To the extent that an Indemnifying Party makes or is required to make any indemnification payment to an Indemnified Party, upon full payment of such required indemnification payment, the Indemnifying Party shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnified Party or any of the Indemnified Party’s Affiliates may have against any other Person with respect to any Losses, circumstances or matter to which such indemnification payment is directly or indirectly related. 9.8 Mitigation. Each of the Parties agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this 0. 9.9 Recoveries. An Indemnifying Party’s indemnification obligations under this 0 shall be reduced (but not below zero): (a) to the extent that the Losses related to a Claim are covered by and paid to the Indemnified Party pursuant to (i) a reimbursement, indemnification or payment from a third Person with respect to such Losses, or (ii) insurance policies that provide coverage with respect to such Losses (less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks). 9.10 Tax Treatment. Buyer and Seller agree that any indemnification payment made pursuant to this 0 shall be treated as an adjustment to the Purchase Price for Tax purposes to the extent permitted by Applicable Law. 9.11 Buyer and TeraWulf Joint and Several Liability. All of the obligations of each of Buyer and TeraWulf hereunder shall be on a joint and several basis and, in each case, Seller may enforce its rights related thereto directly with Buyer and/or TeraWulf.

- 41 - ARTICLE 10 TAX MATTERS 10.1 Tax Treatment. For U.S. federal and applicable state and local income Tax purposes, each of Seller and Buyer acknowledge and agree that the sale and purchase of the Membership Interests will be treated as the sale and purchase of all Assets, and the assumption of all liabilities, of the Acquired Companies (the “Intended Tax Treatment”). Each of Seller and Buyer agree, and agree to cause its Affiliates to, not to report or take any Tax position (on a Tax Return or otherwise) for U.S. federal, state and local Income Tax purposes that is inconsistent with the Intended Tax Treatment, unless otherwise required by Applicable Law. 10.2 Allocation. 10.2.1 The Purchase Price (which for this purposes includes any additional amounts required to be treated as consideration for U.S. federal income Tax purposes) (the “Tax Purchase Price”) shall be allocated in accordance with Section 1060 of the Code and the Treasury Regulations thereunder among the Acquired Companies’ Assets. Within ninety (90) days after the Purchase Price is finally determined pursuant to 0, Seller shall prepare and deliver to Buyer a statement (the “Allocation Statement”) reflecting the allocation of the Tax Purchase Price among the Assets of the Acquired Companies (the “Allocation”). Within twenty (20) days following the receipt by Buyer of the Allocation Statement, Buyer shall review the Allocation and submit to Seller in writing any proposed changes to the Allocation Statement. Unless Buyer objects to the Allocation Statement with written notice to Seller before the expiration of such twenty (20) day period, the Allocation Statement and the Allocation reflected thereon as prepared and delivered to Buyer pursuant to this Section 0 shall be deemed agreed upon by the Parties and shall be final and binding. 10.2.2 If Buyer timely submits proposed material changes to the Allocation Statement in accordance with Section 0, each of Seller and Buyer shall negotiate in good faith and attempt to resolve any dispute with respect to the changes proposed by Buyer within twenty (20) days after receiving an objection notice from Buyer. In the event Seller and Buyer are unable to resolve any such dispute within such twenty (20) day period, Buyer and Seller shall jointly retain the Accounting Firm to resolve the disputed items consistent with this Agreement. Upon resolution of the disputed items, the Allocation Statement shall be adjusted to reflect such resolution and shall be final and binding. The fees and expenses of the Accounting Firm shall be borne equally by Buyer and Seller. 10.2.3 Except as required by Applicable Law, (i) the Parties shall, and shall cause their respective Affiliates to, make consistent use of the allocation reflected on the final and binding Allocation Statement for all Income Tax purposes and in all Income Tax Return and other filings, declarations and reports with the Internal Revenue Service (or any other applicable Governmental Authority) in respect thereof, including any Income Tax Returns or reports that may be filed under Section 1060 of the Code, and (ii) in any proceeding related to the determination of any Tax, the Parties shall not, and shall cause their respective Affiliates to not, contend or represent that the final and binding Allocation Statement is not a correct allocation for Income Tax purposes; provided, however, that no Person shall be unreasonably impeded in its ability and discretion to concede, negotiate, compromise, or settle any Tax proceeding in connection with such allocation. Any adjustment of the Tax Purchase Price shall be allocated in a manner consistent with the final and binding Allocation Statement. 10.3 Tax Returns. 10.3.1 Seller shall prepare and timely file (taking into account any valid extensions), or cause to be prepared and timely filed (taking into account any valid extensions) all Pass-Through Tax

- 42 - Returns of the Acquired Companies for any Tax period that ends on or before the Closing Date that are required to be filed after the Closing Date (collectively, the “Seller Tax Returns”). Each such Seller Tax Return shall be prepared on a basis consistent with past practice of the applicable Acquired Company, except as otherwise required by Applicable Law. At least thirty (30) days prior to the due date (taking into account valid extensions) for filing any Seller Tax Return, Seller shall deliver a copy of such Seller Tax Return, together with all supporting documentation and workpapers, to Buyer for Buyer’s review and comment, and Seller shall consider in good faith any reasonable comments that are provided by Buyer to Seller in writing at least seven (7) days prior to the due date (taking into account valid extensions) for filing such Seller Tax Return. In any case where an entity owned by Buyer is required to execute a Seller Tax Return, Buyer shall cause such owned entity to so execute the finalized Tax Return in a timely manner following such execution request by Seller or, if permissible, execute a power of attorney authorizing Seller to execute the Tax Return, except in each case to the extent that such owned entity is not permitted by Applicable Law to execute such Tax Return based on the positions taken in such Tax Return. Seller shall provide Buyer with any such Seller Tax Return (together with all supporting documentation and workpaper) at least thirty (30) days after the filing thereof. 10.3.2 With respect to any Tax Return of any Acquired Company covering any Tax period ending on or before the Closing Date or Straddle Period, in each case, the due date (taking into account any valid extensions) of which is after the Closing Date, other than the Seller Tax Returns (each, a “Buyer Prepared Tax Return”), Buyer shall prepare, or cause to be prepared, and timely file (taking into account any valid extensions), or cause to be timely filed (taking into account any valid extensions), any Buyer Prepared Tax Return. Each such Buyer Prepared Tax Return shall be prepared on a basis consistent with past practice of the applicable Acquired Company, except as otherwise required by Applicable Law. At least thirty (30) days prior to the due date (taking into account valid extensions) for filing any Buyer Prepared Tax Return (or, in the case of any non-Income Tax Return, such shorter time period as is reasonable and necessary under the circumstances), Buyer shall deliver a copy of such Buyer Prepared Tax Return, together with all supporting documentation and workpapers, to Seller for Seller’s review and reasonable comment, and Buyer shall incorporate any reasonable comments that are provided by Seller to Buyer in writing at least seven (7) days prior to the due date (taking into account valid extensions) for filing such Buyer Prepared Tax Return (or, if Buyer did not deliver such Tax Return at least thirty (30) days prior to the due date for the filing of such Tax Return, such additional period of time as is reasonable and necessary under the circumstances). 10.3.3 Except as otherwise required by Applicable Law or in connection with a Seller Tax Contest or Buyer Tax Contest governed by Section 0, without the prior written consent of Seller (not to be unreasonably withheld, conditioned, or delayed), neither Buyer, any Acquired Company, nor any Affiliate of Buyer or any Acquired Company shall, with respect to any Tax Return of the Acquired Companies for any Tax period beginning prior to the Closing Date, any Seller Tax Return or any Buyer Prepared Tax Return: (a) amend (or cause to be amended) any such Tax Return; (b) extend or waive, or cause or permit to be extended or waived, any statute of limitations applicable to such Tax Return; (c) file any ruling or request with any taxing authority that relates to any such Tax Return; (d) engage in any voluntary disclosure or similar process or initiate communications with any Governmental Authority with respect to any such Tax Return, including in jurisdictions in which the applicable Acquired Company has not filed a Tax Returns; (e) settle or compromise any Tax liability with a Governmental Authority or surrender any right to claim a refund of Taxes with a Governmental Authority; (f) effect or engage in any transaction or other action occurring on the Closing Date after the Closing outside the ordinary course of business, unless such transaction or action was expressly contemplated by this Agreement or taken at the written request or with the written consent of Seller; or (g) other than on or pursuant to a Tax Return that is filed with the applicable Governmental Authority in accordance with the procedures set forth in Section 0 or 0, as applicable, make, revoke or change (or cause to be made, revoked or changed) any Tax election or accounting method that has any effect with respect to any such Tax Return, in the case of each of (a) through

- 43 - (g), to the extent such action could reasonably be expected to increase the liability of Seller (or it direct or indirect owners) for any Taxes, including as result of Seller being required to provide indemnification pursuant to this Agreement. 10.4 Tax Contest. 10.4.1 If Seller, Buyer, an Acquired Company, or any of their respective Affiliates receives from any Governmental Authority: (a) a written notice of its intent to audit or commence any claim, assessment, audit, examination, or other proceeding or Action with respect to Taxes for any Pre- Closing Tax Period or Straddle Period; or (b) a written notice of deficiency for Taxes for any Pre- Closing Tax Period or Straddle Period, the notified party shall promptly notify the affected other parties of its receipt of such communication from the Governmental Authority; provided, however, that the failure to give such notice shall not affect the notified party’s obligations or rights hereunder, except to the extent any such affected other party is materially prejudiced by such failure. 10.4.2 Seller (at is sole cost and expense) shall have the right to control and defend a Tax claim, assessment, audit, examination, or other proceeding or Action in respect of any Taxes or Tax Return of the Acquired Companies for any Tax period ending on or before the Closing Date (a “Seller Tax Contest”); provided, that Seller shall: (a) keep Buyer reasonably informed with respect to such Seller Tax Contest; (b) allow Buyer to participate (and retain separate counsel to participate) in such Tax Contest (at Buyers sole cost and expense), including, to the extent the circumstances allow, having an opportunity to review any written materials prepared in connection in such Tax Contest and the right to attend any conferences relating thereto; and (c) not settle or compromise any such Tax Contest without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed). Buyer shall have the right to control and defend a Tax claim, assessment, audit, examination, or other proceeding or Action in respect of any Taxes or Tax Returns of the Acquired Companies for any Straddle Period (a “Buyer Tax Contest”); provided, that Buyer shall: (x) keep Seller reasonably informed with respect to such Buyer Tax Contest; (y) allow Seller to participate (and retain separate counsel to participate) in such Tax Contest (at Seller’s sole cost and expense), including, to the extent the circumstances allow, having an opportunity to review any written materials prepared in connection in such Buyer Tax Contest and the right to attend any conferences relating thereto; and (z) not settle or compromise any such Buyer Tax Contest without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed). 10.4.3 Except as set forth in Section 0, Buyer shall control and be responsible for the conduct of any Tax claim, assessment, audit, examination, or other proceeding or Action with respect to Taxes or Tax Returns of an Acquired Company (a “Tax Contest”). 10.5 Cooperation. Each of the Parties shall, and shall cause its Affiliates to, cooperate, as and to the extent reasonably requested by another Party, in connection with the preparation and filing of any Tax Return of or with respect to an Acquired Company and in connection with any claim, assessment, audit, examination, or other proceeding or Action in respect of Taxes of or with respect to any Acquired Company. Such cooperation shall include the provision of records and information and making employees, representatives, and other advisors reasonably available on a mutually convenient basis to provide additional reasonable information and explanation of any material provided hereunder. Each Party agrees to, and agrees to cause its Affiliates to, retain all books and records in its possession with respect to Tax matters relating to the Acquired Companies for any taxable period beginning on or before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by Buyer in writing of such extensions for the respective taxable periods.

- 44 - 10.6 Transfer Taxes. All transfer, documentary, recording, sales, use, stamp, registration, and similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) (collectively, “Transfer Taxes”) incurred in connection with the contemplated Transactions shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Each of Seller and Buyer shall cooperate in the preparation and filing of any necessary Tax Returns and other documentation required to be filed with respect to all such Transfer Taxes, and any out of pocket fees or expenses incurred in connection such preparation or filing shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. 10.7 Straddle Periods. For purposes of this Agreement, the portion of Taxes attributable to a Straddle Period that are allocated to the Pre-Closing Tax Period of such Straddle Period shall be determined as follows: (i) in the case of any real property, personal property, or similar ad valorem Taxes (“Property Taxes”), the amount of such Property Taxes attributable to the Pre-Closing Tax Period of such Straddle Period will be deemed to be the amount of such Property Taxes for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days in such Straddle Period ending on and including the Closing Date, and the denominator of which is the number of total days in the entire Straddle Period; and (ii) in the case of any Taxes based on income, sales, revenue, production, or similar items, or other Taxes that are not Property Taxes, the amount of any such Tax that is attributable to the Pre-Closing Tax Period of such Straddle Period will be determined based on an interim closing of the books as of and including the Closing Date. To the extent that Taxes are payable in advance (e.g., for a privilege period) and the gross receipts, income, operations, assets, margin, or capital comprising the base of such Tax is measured during a different taxable period, such Taxes shall be apportioned to the relevant taxable period during which the base of such Tax is measured, and if the taxable period to which such Tax is so allocated is a Straddle Period, then such Tax shall be determined in the manner set forth in the immediately preceding sentence of this Section 0. 10.8 Tax Refunds. Seller shall be entitled to any and all cash refunds (including any credits against cash Taxes payable in lieu of a cash refund) of Pre-Closing Taxes except to the extent that any such refund or credit (a) was taken into account in the finally determined Final Net Working Capital, (b) arises as a result of the carryback of any loss, credit, or similar Tax attribute from a Tax period (or portion thereof) beginning after the Closing Date, or (c) are of Pre-Closing Taxes that (i) were paid by any Buyer Indemnified Party after the Closing, (ii) were not economically borne by the Seller as a result of being taken into account in the final and binding Net Working Capital or Final Transaction Expenses, and (iii) have not been indemnified by Seller pursuant to this Agreement. If Buyer or its Affiliates receives a refund of Pre- Closing Taxes or any credit is applied against cash Taxes payable in lieu of a cash refund, in each case, to which Seller is entitled pursuant to this Section 0, Buyer shall forward, or cause to be forwarded, to Seller the amount of such refund or credit within thirty (30) days after such refund is received or such credit is applied, as applicable, net of any reasonable costs or expenses (including Taxes) incurred by Buyer in procuring such refund or credit. Buyer shall reasonably cooperate, and shall cause each Acquired Company to reasonably cooperate, with Seller, at such Seller’s cost and expense, as and to the extent reasonably requested by such Seller in connection with the collection, receipt and procuring of refunds to which Seller is entitled pursuant to this Section 0. In the event any refund or credit paid to Seller pursuant to this Section 0 is disallowed or otherwise has to be repaid to a Governmental Authority, Seller shall promptly repay such amount (together with any interest, penalties, or other additional amounts imposed by such Governmental Authority) to Buyer. ARTICLE 11 MISCELLANEOUS 11.1 Successors and Assigns. This Agreement shall be binding upon all of the Parties hereto and each of their permitted successors and assigns, if any. No Party may assign any or all of its or their

- 45 - rights or obligations under this Agreement, in whole or in part, to any other Person without obtaining the written consent or approval of the other Parties. 11.2 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery, (b) a writing in portable document format (PDF) attached to an email transmission, but only to the extent such transmission is promptly followed by overnight or certified mail, postage prepaid, return receipt requested, (c) overnight or certified mail, postage prepaid, return receipt requested, or (d) next day air courier service. Notices shall be sent to the appropriate Party at its address or email address given below (or at such other addresses for such Party as shall be specified by notice given hereunder). If to Buyer, to: TeraCub Inc. 9 Federal Street, Easton Maryland 21601 Attn: Stefanie Fleishmann E-mail: fleischmann@terawulf.com With a copy (which does not constitute notice) to: Reed Smith LLP 2850 N. Harwood St., STE 1500 Dallas, TX 75201 Attn: Lynwood E. Reinhardt Email: LReinhardt@reedsmith.com or to such other Person or address as Buyer shall designate in writing. If to Seller, to: Beowulf E&D Holdings Inc. 5 Federal Street Easton, MD 21601 Email: legal@beowulfenergy.com With a copy (which does not constitute notice) to: Bracewell LLP 2001 M Street, NW Washington, DC 20036 Attn: Hans P. Dyke Email: hans.dyke@bracewell.com or to such other Person or address as Seller shall designate in writing. All such notices, requests, demands, waivers and communications shall be deemed effective upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address or (iii) in the case of an email transmission, transmission thereof by the sender to the correct email address.

- 46 - 11.3 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. 11.4 Entire Agreement; Amendments; Attachments. This Agreement, the Buyer Ancillary Agreements, the Seller Ancillary Agreements, the Transition Services Agreement, the Registration Rights Agreement, (collectively, the “Transaction Documents”) and all exhibits and schedules hereto and thereto, represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between the Parties. The Parties may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Parties, and any such amendment or modification so effected shall be enforceable in all respects on the Parties to this Agreement. If the provisions of any exhibit or schedule are inconsistent with the provisions of this Agreement, the provisions of this Agreement shall prevail. The exhibits and schedules attached hereto are hereby incorporated as integral parts of this Agreement. 11.5 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. 11.6 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of laws principles thereof that would result in the imposition of another state’s law. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County, New York or the courts of the United States of America located in the Southern District of New York, in each case, in the Borough of Manhattan (or any appellate court therefrom) for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties hereto further agrees that service of any process, summons, notice or document by U.S. certified mail to such Party’s respective address set forth in Section 0 shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) courts of the State of New York located in New York County, New York or (b) the courts of the United States of America located in the Southern District of New York, in each case, in the Borough of Manhattan (or any appellate courts there from) and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY

- 47 - JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. 11.7 Section Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. 11.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement. Delivery of an executed signature page of this Agreement by electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement. 11.9 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and is not intended to confer upon any other Person any rights or remedies hereunder. 11.10 No Joint Venture. Each Party will perform all obligations under this Agreement as an independent contractor. Nothing herein contained shall be deemed to constitute any Party a partner, agent or legal representative of the other Party or to create a joint venture, partnership, agency or any relationship between the Parties. 11.11 Costs. Except as otherwise specifically provided elsewhere in this Agreement, each Party shall pay all of its own costs and expenses, including the fees and costs of its attorneys, consultants, contractors and representatives, incurred in connection with this Agreement. 11.12 Specific Performance. Each Party hereby acknowledges that the rights of each Party hereunder are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party shall be without an adequate remedy at law and as such the non-breaching Party may in addition to any remedy at law for damages or other relief, institute and prosecute an Action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief. Each Party further agrees that no Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 0, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. [SIGNATURE PAGE FOLLOWS]

[Signature Page – Membership Interest Purchase Agreement] IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of and on the Closing Date. SELLER: BEOWULF E&D HOLDINGS INC. By: /s/ Dan Stewart Name: Dan Stewart Title: Treasurer

[Signature Page – Membership Interest Purchase Agreement] BUYER: TeraCub Inc. By: /s/ Nazar Khan Name: Nazar Khan Title: Chief Technology Officer TeraWulf Inc. By: /s/ Nazar Khan Name: Nazar Khan Title: Chief Technology Officer

A-1 EXHIBIT A FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT This ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTERESTS (this “Assignment”) is effective as of May 21, 2025 (the “Effective Date”), between Beowulf E&D Holdings Inc., a Delaware corporation (“Assignor”) and TeraCub Inc., a Delaware corporation (“Assignee”). Assignor and Assignee may each be referred to herein as a “Party”, and collectively as the “Parties”. RECITALS A. Assignee and Assignor entered into that certain Membership Interest Purchase and Sale Agreement, dated as of May 21, 2025 (the “Purchase Agreement”), pursuant to which, among other things, Assignor agreed to sell and transfer to Assignee one hundred percent (100%) of the issued and outstanding membership interests of Beowulf Electricity & Data LLC, a Delaware limited liability company, one hundred percent (100%) of the issued and outstanding membership interests of Beowulf E&D (MD) LLC, a Delaware limited liability company, and one hundred percent (100%) of the issued and outstanding membership interests of Beowulf E&D (NY) LLC, a Delaware limited liability company (collectively, the “Acquired Companies”) (such membership interests, collectively, the “Membership Interests”). B. To effect the sale and purchase of the Membership Interests, Assignor and Assignee are executing and delivering this Assignment. NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby act and agree as follows: AGREEMENTS 1. Definitions. Any capitalized term not otherwise defined herein shall have the meaning ascribed to such term in the Purchase Agreement. 2. Transfer of Interests. Assignor hereby sells, assigns, transfers and delivers unto Assignee all right, title and interest in and to the Membership Interests, free and clear of all Liens or other limitations whatsoever (other than any restrictions on transfer of the Membership Interests under any Applicable Law, the Organizational Documents of Seller or the Acquired Companies, or in accordance with this Agreement, the Buyer Ancillary Agreements or the Seller Ancillary Agreements). 3. Assumption of Assignee. Assignee hereby accepts the sale, assignment, transfer and delivery of the Membership Interests, and assumes (a) the Membership Interests and (b) all obligations and liabilities of Assignor under the Acquired Companies’ Organizational Documents. 4. Withdrawal of Assignor; Admission of Assignee. The Parties acknowledge and agree that, as of the Effective Date and simultaneously with the execution of this Assignment by the Parties, (a) Assignee is admitted as the sole member of each Acquired Company in accordance with its Organizational Documents, and (b) Assignor hereby withdraws as the member of each Acquired Company. For purposes of the Acquired Companies’ Organizational Documents, the withdrawal of Assignor and the admission of Assignee shall be deemed to have occurred simultaneously. 5. Terms of the Purchase Agreement. This Assignment is delivered pursuant to, and is hereby made subject to, the terms and conditions of the Purchase Agreement. The Parties acknowledge and agree

A-2 that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein and in accordance with the terms thereof. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern. 6. Counterparts. This Assignment may be executed in separate counterparts with separate signature pages, all of which when taken together shall constitute one instrument. Delivery by facsimile or other electronic transmission of an executed original or the retransmission of any executed facsimile or other electronic transmission shall be deemed to be the same as delivery of an executed original. 7. Further Assurances. The Parties agree to take all such further actions and execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purposes of this Assignment. Without limiting the foregoing, (a) Assignor agrees to execute, acknowledge and deliver to Assignee such other additional instruments, notices and other documents and to do all such other and further acts and things as may be reasonably necessary to more fully and effectively sell, assign, transfer and deliver to Assignee the Membership Interests and (b) Assignee agrees to execute, acknowledge and deliver to Assignor such other additional instruments, notices, and other documents and to do all such other and further acts and things as may be reasonably necessary to more fully and effectively accept and assume the Membership Interests. 8. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to conflicts of law principles. 9. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and permitted assigns. [signature page follows]

A-3 IN WITNESS WHEREOF, each Party has caused this Assignment to be executed on its behalf by its duly authorized officer, as of the day and year first above written. ASSIGNOR: Beowulf E&D Holdings Inc. By: Name: Title: ASSIGNEE: TeraCub Inc. By: Name: Title:

B-1 EXHIBIT B CHANGE OF CONTROL CONSIDERATION Equity Incentives Accelerated Vesting and Performance – All Earnout Consideration is immediately earned and shall be issued to Seller. Cash Payments A cash payment paid immediately to Seller or its designee upon the occurrence of the Change of Control equal to Thirty Five Million Dollars ($35,000,000). Board Participation Seller or its designee will have the right to participate in Board meetings as a non-voting observer following a Change of Control until the later of (i) the end of the Transition Services Period (as defined in the Transition Services Agreement) or (ii) the date Seller (together with its Affiliates) no longer beneficially owns (directly or indirectly) a number of shares of TeraWulf common stock equal to at least one-half (1/2) of the shares of common stock issued pursuant to Sections 2.2.4(a) and 2.2.5. Tax Gross-Up Seller and its direct and indirect shareholders will receive a tax gross-up from TeraWulf equal to the amount of any excise (or similar) taxes triggered by any of the payments and/or benefits provided in connection with the Change of Control Consideration (along with gross ups for the pyramiding effect of a gross up creating taxable income to any such person, as applicable).

APPENDIX 1 Form of Closing Statement